As filed with the Securities and Exchange Commission on March [ ], 2008

Registration No. 333-148394

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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CORD BLOOD AMERICA, INC.

(Exact name of registrant as specified in its charter)

Florida	8071	65-1078768
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

501 Santa Monica Blvd., Suite 700, Santa Monica, CA 90401
(310) 432-4090
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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Matthew Schissler, Chief Executive Officer
501 Santa Monica Blvd., Suite 700
Santa Monica, California 90401
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

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Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company X

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To be Registered	Amount To Be Registered(3)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock, $0.0001 par value (1)	92,021277	$0.0075	$ 690,159	$27.12
Total	92,021,277	$0.0075	$ 690,159	$27.12

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(1)

These shares are being registered pursuant to a Securities Purchase Agreement and in accordance with a Registration Rights Agreement, each dated June 27, 2008 between  Cord Blood America, Inc and Tangiers Investors, LP.

(2)

Estimated in accordance with Rule 457(c) of the Securities Act for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the high and low prices of our common stock on the OTC Bulletin Board on August 26, 2008.

(3)

Represents the registration for resale by the selling stockholders listed in the table at page 16 of this prospectus (the “Selling Stockholders”) of shares of the Company’s common stock issuable to the Selling Stockholders pursuant to the Securities Purchase Agreement and shares issued to Tangiers as a commitment fee pursuant to the Securities Purchase Agreement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION

DATED SEPTEMBER 5, 2008

PROSPECTUS

CORD BLOOD AMERICA, INC.

 92,021,277 Shares of Common Stock

This prospectus (the “Prospectus”) relates to the resale of 92,021,277 shares of our common stock, par value of $0.0001, by certain individuals and entities who beneficially own shares of our common stock.  We are not selling any shares of our common stock in this offering and therefore we will not receive any proceeds from this offering. However, the Company will receive proceeds from the sale of our common stock under the Securities Purchase Agreement  which was entered into between the Company and Tangiers Investors, LP, (“Tangiers”), the selling stockholder. We agreed to allow Tangiers to retain 10% of the proceeds raised under the Securities Purchase Agreement, which is more fully described below.

The shares of our common stock are being offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices. On August 26, 2008, the last reported sale price of our common stock was $0.0075 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CBAI.OB.” These prices will fluctuate based on the demand for the shares of our common stock.

Tangiers, a selling stockholder under this registration statement, intends to sell up to 17,021,277 shares of our common stock, which were previously issued as a commitment fee under the Securities Purchase Agreement and  shares of our common stock which will be issued to Tangiers so that we may receive financing pursuant to the Securities Purchase Agreement.   As of August 26, 2008, the  shares of common stock to be issued pursuant to advances under the Securities Purchase Agreement upon issuance would equal approximately 30% of our outstanding common stock.

With the exception of Tangiers, who is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of our common stock by the selling stockholders will be placed in escrow, trust or any similar account.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 8 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is September___, 2008

GENERAL

As used in this Prospectus, references to “the Company,” “Cord” “we”, “our,” “ours” and “us” refer to Cord Blood America, Inc., unless otherwise indicated. In addition, any references to our “financial statements” are to our consolidated financial statements except as the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Corporate Background and Our Business

We are engaged in the business of collecting, testing, processing and preserving umbilical cord blood, thereby allowing families to preserve cord blood at the birth of a child for potential use in future stem cell therapy. We are primarily a holding company whose subsidiaries include Cord Partners, Inc., CorCell Co. Inc., CorCell Ltd., (“Cord”), CBA Professional Services, Inc. D/B/A BodyCells, Inc. ("BodyCells"), CBA Properties, Inc. ("Properties"), and Career Channel Inc, D/B/A Rainmakers International ("Rain")/ BodyCells is in development stage and is in the business of collecting, processing and preserving peripheral blood and adipose tissue stem cells allowing individuals to privately preserve their stem cells for potential use in stem cell therapy. Properties was formed to hold the corporate trademarks and any other intellectual property of the Company and its subsidiaries. Rain was acquired in February 2005 and is engaged in the business of advertising. Rain specializes in delivering leads to corporate customers through national television and radio campaigns.

Our headquarters are located at 501 Santa Monica Blvd., Ste. 700, Santa Monica, CA 90401. Our website is located at www.cordblood-america.com. Our telephone number is 310-432-4090.

Going Concern

Our consolidated financial statements have been prepared assuming it will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused an accumulated deficit of approximately $21,800,000 as of June 30, 2008. In addition, we have a working capital deficit of approximately $11,800,000 as of June 30, 2008. We had net losses of $5,994,004, an accumulated deficit of approximately $18,000,000 and a working capital deficit of $9,395,262 as of December 31, 2007. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Management has been able, thus far, to finance the losses and the growth of the business, through private placements of our common stock, the issuance of debt and proceeds from our various Securities Purchase Agreements. We are continuing to attempt to increase revenues within our core businesses. In addition, we are exploring alternate ways of generating revenues through acquiring other businesses in the stem cell industry. As well, we have taken steps to reduce our overall spending through the reduction of headcount. The ongoing execution of our business plan is expected to result in operating losses over the next twelve months. There are no assurances that we will be successful in achieving its goals of increasing revenues and reaching profitability.

In view of these conditions, our ability to continue as a going concern is dependent upon our ability to meet our financing requirements, and to ultimately achieve profitable operations. Management believes that our current and future plans provide an opportunity to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event we cannot continue as a going concern

 Summary Financial Information

In the table below, we provide you with summary financial data for our company. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

		Six Month Period Ended June 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Statement of Operations Data
	Revenue	$2,401,762	$5,811,267	$3,328,336
	Cost of Services	(1,072,165)	3,838,018	3,047,423
	Gross Profit	1,329,597	1,973,249	280,913
	Net Loss	(3,748,522)	(5,994,004)	(5,688,732)
	Basis and Diluted	(0.02)	(0.04)	(0.14)

Balance Sheet Data
	Total Current Assets	$204,924	$504,276	$66,653
	Current Liabilities	12,054,864	9,899,538	6,945,430
	Total Stockholders’ Deficit	(6,195,170)	(3,166,137)	(6,216,045)
	Total liabilities and stockholders deficit	$5,859,694	$6,733,401	$731,333

ABOUT THIS OFFERING

Securities Being Offered	Up to 92,021,277 shares of common stock in Cord Blood America, Inc.

Initial Offering Price

The selling shareholders will sell our shares at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.

Terms of the Offering	The selling shareholders will determine the terms relative to the sale of the common stock offered in this Prospectus.

Termination of the Offering

The offering will conclude when all of the  92,021,277 shares of common stock have been sold or at a time when the Company, in its sole discretion, decides to terminate the registration of the shares. The Company may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We may also terminate the offering for no given reason whatsoever.

Tangiers, as an underwriter, cannot avail itself of the provisions of Rule 144 in order to resell the shares of common stock issued to it under the Securities Purchase Agreement.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors.”

Common Stock Issued Before Offering	248,258,485 shares of our common stock are issued and outstanding as of the date of this prospectus.

Common Stock Issued After Offering (1)	323,258,485 shares of common stock.
Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

(1)	Assumes the issuance to Tangiers of all shares being registered under the Securities Purchase Agreement.

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holder are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks related to our Securities Purchase Agreement

Existing stockholders will experience significant dilution from our sale of shares under the Securities Purchase Agreement.

The sale of shares pursuant to the Securities Purchase Agreement will have a dilutive impact on our stockholders. As a result, the market price of our common stock could decline significantly as we sell shares pursuant to the Securities Purchase Agreement. In addition, for any particular advance, we will need to issue a greater number of shares of common stock under the Securities Purchase Agreement as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

The investor under the Securities Purchase Agreement will pay less than the then-prevailing market price of our common stock

The common stock to be issued under the Securities Purchase Agreement will be issued at 90% of the daily volume weighted average price of our common stock during the five consecutive trading days immediately following the date we send an advance notice to the investor and is subject to further reduction provided in the Securities Purchase Agreement. These discounted sales could also cause the price of our common stock to decline.

The sale of our stock under the Securities Purchase Agreement could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Securities Purchase Agreement could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

We may not be able to access sufficient funds under the Securities Purchase Agreement when needed.

Our ability to raise funds under the Securities Purchase Agreement is limited by a number of factors, including the fact that the maximum advance amount is limited to $250,000 as well as the fact that we are not permitted to submit any request for an advance within five trading days of a prior request. As such, although sufficient funds are made available to the Company under the Securities Purchase Agreement, such funds may not be readily available when needed by the Company.

We may be limited in the amount we can raise under the Securities Purchase Agreement because of concerns about selling more shares into the market than the market can absorb without a significant price adjustment.

The Company intends to exert its best efforts to avoid a significant downward pressure on the price of its common stock by refraining from placing more shares into the market than the market can absorb. This potential adverse impact on the stock price may limit our willingness to use the Securities Purchase Agreement. Until there is a greater trading volume, it seems unlikely that we will be able to access the maximum amount we can draw without an adverse impact on the stock price

We will not be able to use the Securities Purchase Agreement if the shares to be issued in connection with an advance would result in Tangiers owning more than 9.9% of our outstanding common stock or the price of our common stock falls below $0.01 per share.

Under the terms of the Securities Purchase Agreement, we may not request advances if the shares to be issued in connection with such advances would result in Tangiers and its affiliates owning more than 9.9% of our outstanding common stock or our stock price falls below $0.01. We are permitted under the terms of the Securities Purchase Agreement to make limited draws on the Securities Purchase Agreement so long as Tangiers beneficial ownership of our common stock remains lower than 9.9%. A possibility exists that Tangiers and its affiliates may own more than 9.9% of our outstanding common stock (whether through open market purchases, retention of shares issued under the Securities Purchase Agreement, or otherwise) at a time when we would otherwise plan to obtain an advance under the Securities Purchase Agreement. Or that our stock price would fall below $0.01 due to a significant amount of market pressure.  As such, by operation of the provisions of the Securities Purchase Agreement, the Company may be prohibited from procuring additional funding when necessary due to these provisions discussed above.

The Securities Purchase Agreement will restrict our ability to engage in alternative financings.

The structure of transactions under the Securities Purchase Agreement will result in the Company being deemed to be involved in a near continuous indirect primary public offering of our securities. As long as we are deemed to be engaged in a public offering, our ability to engage in a private placement will be limited because of integration concerns and therefore limits our ability to obtain additional funding if necessary. If we do not obtain the necessary funds required to maintain the operations of the business and to settle our liabilities on a timely manner, the business will inevitable suffer.

Risks Related To Our Business

We Have Been The Subject Of A Going Concern Opinion By Our Independent Auditors Who Have Raised Substantial Doubt As To Our Ability To Continue As A Going Concern

Our consolidated financial statements have been prepared assuming the Company will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused an accumulated deficit of approximately $21,800,000 as of June 30, 2008. In addition, we have a working capital deficit of approximately $11,800,000 as of June 30, 2008. We had net losses of $5,994,004, an accumulated deficit of approximately $18,000,000 and a working capital deficit of $9,395,262 as of December 31, 2007. These factors, among others, raise substantial doubt about our ability to continue as a going concern. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, we will be adversely affected and we may have to cease operations.

We May Not Be Able To Increase Sales Or Otherwise Successfully Operate Our Business, Which Could Have A Significant Negative Impact On Our Financial Condition

We believe that the key to our success is to increase sales of our cord blood preservation services as well as our advertising services and thereby increase our revenues and available cash. Our success with regard to cord blood preservation services will depend in large part on widespread market acceptance of cryo-preservation of cord blood and our efforts to educate potential customers and sell our services. Broad use and acceptance of our service requires marketing expenditures and education and awareness of consumers and medical practitioners. We may not have the resources required to promote our services and their potential benefits. Successful commercialization of our services  will also require that we satisfactorily address the needs of various medical practitioners that constitute a target market to reach consumers of our services and to address potential resistance to recommendations for our services. If we are unable to gain market acceptance of our services, we will not be able to generate enough revenue to achieve and maintain profitability or to continue our operations.

Our efforts to increase our sales and revenues of advertising and direct response marketing services could be adversely impacted by the need for direct to consumer advertising services and the strength of the United States economy, especially for the small to mid-sized businesses that comprise the majority of our client base. Since downturns in the economy have generally had a more severe effect upon smaller companies, especially single-product companies, any changes or anticipated changes in the economy which cause these companies to reduce their advertising, marketing and promotion budget could negatively impact our advertising and direct response marketing business.

Because of our dependence on a limited number of customers, our failure to attract new clients for our advertising business could impair our ability to continue successful operations. The absence of a significant client base may impair our ability to attract new clients. Our failure to develop and sustain long-term relationships with our clients would impair our ability to continue our direct response marketing business, as a significant number of our agreements for advertising are for short-term or single project engagements. If our clients do not continue to use our services, and if we are unable to replace departing clients or generate new business in a timely or effective manner our business could be significantly and adversely affected.

We may not be able to increase our sales or effectively operate our business. To the extent we are unable to achieve sales growth, we may continue to incur losses. We may not be successful or make progress in the growth and operation of our business. Our current and future expense levels are based on operating plans and estimates of future sales and revenues and are subject to increase as strategies are implemented. Even if our sales grow, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on our business, operating results and financial condition. Further, if we substantially increase our operating expenses to increase sales and marketing, and such expenses are not subsequently followed by increased revenues, our operating performance and results would be adversely affected and, if sustained, could have a material adverse effect on our business. To the extent we implement cost reduction efforts to align our costs with revenue, our sales could be adversely affected.

We May Be Unable To Manage Growth, Which May Impact Our Potential Profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

•

Establish definitive business strategies, goals and objectives

•

Maintain a system of management controls

•

Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

We Are Dependent Upon External Financing To Fund Our Ongoing Operations And Implement Our Business Plan.

Currently, we are dependent upon external financing to fund our operations. It is imperative that we receive this external financing to implement our business plan and to finance ongoing operations. New capital may not be available and adequate funds may not be sufficient for our operations, and may not be available when needed or on terms acceptable to our management. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of our operations and may hinder our ability to expand or continue our business.

We Are Dependent Upon A Third Party Facility For The Storage Of Umbilical Cord Blood; If Our Storage Arrangements Terminate Or The Facility Fails For Any Reason, We May Not Be Able To Provide Cord Blood Banking Services For Some Period Of Time.

We do not own or operate a storage facility for umbilical cord blood. On August 1, 2007, we entered into an agreement with Progenitor Cell Therapy, LLC (“PCT”) for testing, processing and storage of cord blood samples, and terminated an agreement with Bergen Community Regional Blood Center (“Bergen”). If our agreement with PCT were to terminate for any reason, we believe that comparable services could be secured from another provider at comparable cost within the contractual notice period. However, we may not be able to secure such terms or secure such terms within such time frame. In such event, we may not be able to continue to provide our cord blood banking services for some period of time or our expenses of storage may increase, or both. This would have an adverse effect on our financial condition and results of operations.

All cord blood collected from our customers is stored in Paramus, New Jersey. If our storage arrangements with the facility terminate for any reason, we may not be able to continue to provide our cord blood banking services for some period of time. Even if we are able to negotiate an extension of our existing agreement or enter into one or more new agreements, we may not be able to obtain favorable terms.

Any material disruption in the ability to maintain continued, uninterrupted storage systems could have a material adverse effect on our business, operating results and financial condition. Our systems and operations are vulnerable to damage or interruption from fire, flood, break-ins, tornadoes and similar events for which we may not carry sufficient business interruption insurance to compensate us for losses that may occur.

We Are Dependent Upon A Patent License Agreement For Certain Technology And Processes Utilized To Collect, Process And Store Umbilical Cord Blood; If Our Licensing Arrangement Terminates For Any Reason, We May Not Be Able To Collect, Process Or Store Umbilical Cord Blood For Some Period Of Time.

Pursuant to the Patent License Agreement, we may, on a non-exclusive basis, collect, process and store cord blood utilizing PharmaStem technology and processes covered by its patents for so long as the patents remain in effect. If our licensing arrangement with PharmaStem terminates for any reason, then we may not be able to provide our cord blood banking services for some period of time, if at all. Even if we are able to negotiate a new agreement with PharmaStem, we may not be able to obtain favorable terms.

If We Do Not Obtain And Maintain Necessary Domestic Regulatory Registrations, Approvals And Comply With Ongoing Regulations, We May Not Be Able To Market Our Cord Blood Banking Services.

The cord blood banking services that we provide are currently subject to FDA regulations requiring infectious disease testing. The cord blood facility we use has registered with the FDA as a cord blood banking service, listed its products with the FDA, and will be subject to FDA inspection. In addition, the FDA has proposed new good tissue practice regulations that would establish a comprehensive regulatory program for human cellular and tissue-based products as well as proposed rules for donor suitability. Consistent with industry practice, our cord blood collection kits have not been cleared as a medical device. The FDA has announced that it will implement more regulatory procedures for cord blood banking in 2006. This new regulation may require medical device pre-market notification clearance or approval for the collection kits. Securing any necessary medical device clearance or approval for the cord blood collection kits may involve the submission of a substantial volume of data and may require a lengthy substantive review. This would increase costs and could reduce profitability. The FDA could also require that we cease using the collection kit and require medical device pre-market notification clearance or approval prior to further use of the kits. This could cause us to cease operations for some period of time.

We may not be able to comply with any future regulatory requirements, including product standards that may be developed after the date hereof. Moreover, the cost of compliance with government regulations may adversely affect revenue and profitability. Failure to comply with applicable regulatory requirements can result in, among other things, injunctions, operating restrictions, and civil fines and criminal prosecution. Delays or failure to obtain registrations could have a material adverse effect on the marketing and sales of services and impair the ability to operate profitably in the future.

Of the states in which we provide cord blood banking services, only New Jersey and New York currently require that cord blood banks be licensed. We maintain the required procurement service licenses of both the states of New York and New Jersey. If other states adopt requirements for the licensing of cord blood banking services, either the cord blood storage facility, or we may have to obtain licenses to continue providing services in those states.

Because Our Industry Is Subject To Rapid Technological And Therapeutic Changes And New Developments, Our Future Success Will Depend On The Continued Viability Of The Use Of Stem Cells And Our Ability To Respond To The Changes.

The use of stem cells in the treatment of disease is a relatively new technology and is subject to potentially revolutionary technological, medical and therapeutic changes. Future technological and medical developments could render the use of stem cells obsolete. In addition, there may be significant advances in other treatment methods, such as genetics, or in disease prevention techniques, which could significantly reduce the need for the services we provide. Therefore, changes in technology could affect the market for our services and necessitate changes to those services. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services that meet these evolving standards and demand of our customers. Expectant parents may not use our services and our services may not provide competitive advantages with current or future technologies. Failure to achieve increased market acceptance could have a material adverse effect on our business, financial condition and results of operations.

Our Markets Are Increasingly Competitive And, In The Event We Are Unable To Compete Against Larger Competitors, Our Business Could Be Adversely Affected.

Cord blood banking and stem cell preservation is becoming an increasingly competitive business. Our business faces competition from other operators of cord blood and stem cell preservation businesses and providers of cord blood and stem cell storage services. Competitors with greater access to financial resources may enter our markets and compete with us. Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than we do. Established competitors, who have substantially greater financial resources and longer operating histories than us, are able to engage in more substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have an even greater adverse impact on our revenues and profitability. In the event that we are not able to compete successfully, our business will be adversely affected and competition may make it more difficult for us to grow our revenue and maintain our existing business.

The advertising and direct marketing service industry is highly competitive. We compete with major national and international advertising and marketing companies and with major providers of creative or media services. The client’s perception of the quality of our creative product, our reputation and our ability to serve clients are, to a large extent, factors in determining our ability to generate and maintain advertising business. Our size and our lack of significant revenue may affect the way that potential clients view us.

Our Information Systems Are Critical To Our Business And A Failure Of Those Systems Could Materially Harm Us.

We depend on our ability to store, retrieve, process and manage a significant amount of information. If our information systems fail to perform as expected, or if we suffer an interruption, malfunction or loss of information processing capabilities, it could have a material adverse effect on our business.

We Could Fail To Attract Or Retain Key Personnel, Which Could Be Detrimental To Our Operations.

Our success largely depends on the efforts and abilities of our Chief Executive Officer, Matthew L. Schissler. The loss of his services could materially harm our business because of the cost and time necessary to find his successor. Such a loss would also divert management’s attention away from operational issues. We do not presently maintain key-man life insurance policies on our Chief Executive Officer. We also have other key employees who manage our operations and if we were to lose their services, senior management would be required to expend time and energy to find and train their replacements. To the extent that we are smaller than our competitors and have fewer resources, we may not be able to attract sufficient number and quality of staff.

Trading of our stock may be restricted by the Securities Exchange Commission's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain forward-looking statements, (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect our judgment as of the date of this prospectus and they involve many risks and uncertainties, including those described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These risks and uncertainties could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward-looking statements.

THE OFFERING

This offering relates to the sale of our common stock by selling stockholders, who intend to sell up to 92,021,277 shares of common stock, (i) 75,000,000 shares of which are subject to issuance under the Securities Purchase Agreement, dated June 27, 2008, and (ii) 17,021,277 shares of which were previously issued as a commitment fee in connection with the Securities Purchase Agreement.

The commitment amount of the Securities Purchase Agreement, dated June 27, 2008 is $4,000,000. After estimated fees and offering costs, we will receive net proceeds of approximately $3,550,000 provided our stock price is at or above $0.01 per share. We will need to register 444,444,444 shares of our common stock in order to obtain the full $4,000,000 available to us under the Securities Purchase Agreement. We are only registering 75,000,000 shares of our common stock under this registration statement. Which means we will be required to file another registration statement if we intend to obtain the full amount of funds available to us under the Securities Purchase Agreement. If we issue to Tangiers all 75,000,000 shares of our common stock registered under this registration statement we will be able to receive approximately $675,000 in net proceeds provided our stock price is at or above $.01 per share.

Pursuant to the Securities Purchase Agreement, we may, at our discretion, periodically issue and sell to Tangiers shares of our common stock for a total purchase price of $4,000,000. The amount of each advance is subject to a maximum advance amount of $250,000, and we may not submit any advance within five trading days of a prior advance. Subject to various conditions specified therein, Tangiers is required to purchase any and all shares that the Company seeks to sell to it under the Securities Purchase Agreement.

Tangiers intends to sell any shares purchased under the Securities Purchase Agreement at the then prevailing market price. Tangiers may sell shares of our common stock that are subject to a particular advance before it actually receives those shares. These sales of our common stock in the public market could lower the market price of our common stock. In the event that the market price of our common stock decreases, we would not be able to draw down the remaining balance available under the Securities Purchase Agreement with the number of shares being registered in the accompanying registration statement.

Under the terms of the Securities Purchase Agreement, Tangiers is prohibited from engaging in short sales of our stock. Short selling is the act of borrowing a security from a broker and selling it, with the understanding that it must later be bought back (hopefully at a lower price) and returned to the broker. Short selling is a technique used by investors who try to profit from the falling price of a stock. Among other things, this Prospectus relates to the shares of our common stock to be issued under the Securities Purchase Agreement. There are substantial risks to investors as a result of the issuance of shares of our common stock under the Securities Purchase Agreement. These risks include dilution of our shareholders, significant declines in our stock price and our inability to draw sufficient funds when needed.

There is an inverse relationship between our stock price and the number of shares to be issued under the Securities Purchase Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Securities Purchase Agreement for a given advance. However, if our stock price falls below $0.01 we are prohibited from obtaining advances under the Securities Purchase Agreement.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of our common stock in this offering. The selling stockholders will receive all such proceeds.

However, we will receive proceeds from the sale of shares of our common stock to Tangiers under the Securities Purchase Agreement. Tangiers will purchase our shares of common stock under the Securities Purchase Agreement at a 10% discount to the current market price. The purchase price of the shares purchased under the Securities Purchase Agreement will be equal to 90% of the volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five (5) consecutive trading days immediately following the notice date.

 Pursuant to the Securities Purchase Agreement, we cannot draw more than $250,000 every five trading days.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Securities Purchase Agreement. The table assumes estimated offering expenses of $50,000, plus 10% payable to Tangiers under the Securities Purchase Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds:	$750,000	$1,000,000	$2,000,000	$4,000,000
Net proceeds:	$675,000	$850,000	$1,750,000	$3,550,000
Number of shares that would have to be issued under the Securities Purchase Agreement at an assumed offering price equal to $0.009(which is 90% of an assumed market price of $0.01)	75,000,000	111,111,111	222,222,222	75,000,000
USE OF PROCEEDS
General Working Capital	$675,000	$850,000	$1,750,000	$3,550,000
Total	$675,000	$850,000	$1,750,000	$3,550,000

The Securities Purchase Agreement limits our use of proceeds to general corporate purposes, including, without limitation, the payment of loans incurred by us. In no event can we use the net proceeds from the Securities Purchase Agreement for the payment (or loan to any such person for the payment) of any judgment, or other liability incurred by any executive officer, officer, director or employee of ours, except for any liability owed to such person for services rendered, or if any judgment or other liability is incurred by such person originating from services rendered to us, or we have indemnified such person from liability.

We have chosen to pursue the Securities Purchase Agreement funding because it will make a large amount of cash available to us with the advantage of allowing us to decide when, and how much, we will draw from this financing. We will be in control of the draw down amounts and hope to be able to draw down from the Securities Purchase Agreement whenever the Company deems that such funds are needed. Our objective will be to draw down on the Securities Purchase Agreement funding during periods of positive results for us and during stages when our stock price is rising, in order to control and minimize, as much as possible, the potential dilution for our current and future stockholders. It may not be possible for us to always meet our objective; therefore, we will continue to identify alternative sources of financing, as we always have, including additional private placements of our stock.

DETERMINATION OF OFFERING PRICE

The shares of our common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.

DILUTION

The issuance of the 75,000,000 shares pursuant to the Securities Purchase Agreement will have a dilutive impact on our stockholders. For any particular advance, we will need to issue a greater number of shares of common stock under the Securities Purchase Agreement which would expose our existing stockholders to greater dilution.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. A description of our relationship to the selling shareholders’ and how the selling shareholders acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned before Offering	Percentage of Outstanding Shares Beneficially Owned before Offering (1)		Shares that Could Be Issued to Draw Down Under the Securities Purchase Agreement		Shares that May Be Acquired Under the Securities Purchase Agreement	Percentage of Outstanding Shares Being Registered to Be Acquired Under the Securities Purchase Agreement	Shares to Be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned after Offering(2)
Tangiers	17,021,277	--%		75,000,000	()	75,000,000	30%	92,021,277	(5)%
			%	0		0	0.00%			%
			%	0		0	0.00%			%
		(8)%		0		0	0.00%			%
			%	0		0	0.00%			%
Total	17,021,277%			75,000,000		75,000,000	%	92,021,277%

(1)

Applicable percentage of ownership is based on248,258,485 shares of our common stock outstanding as of August26, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)

Applicable percentage of ownership is based on an assumed 323,258,485 shares of our common stock outstanding after the offering due to the possible issuance of shares of common stock to Tangiers under the Securities Purchase Agreement.

(3)	Consists of shares of our common stock that Tangiers received as a commitment fee under the Securities Purchase Agreement.
(4)

Represents the number of shares of our common stock that would be issued to Tangiers at an assumed market price of $0.009 to draw down the entire $4 million available under the Securities Purchase Agreement.

(5)

Includes the 75,000,000 shares of our common stock which could be acquired by Tangiers under the Securities Purchase Agreement and 17,021,277 of the shares issued to Tangiers as a commitment fee under the Securities Purchase Agreement.

Shares Acquired In Financing Transactions with Cord Blood

Tangiers. Tangiers is the investor under the Securities Purchase Agreement. All investment decisions of, and control of, Tangiers are held by its general partner, Tangiers Capital, LLC. Tangiers Capital, LLC, makes the investment decisions on behalf of and controls Tangiers. Tangiers acquired all shares being registered in this offering in a financing transaction with us. This transaction is explained below:

Securities Purchase Agreement. On June 27, 2008, we entered into a Securities Purchase Agreement with Tangiers. Pursuant to the Securities Purchase Agreement, we may, at our discretion, periodically sell to Tangiers shares of our common stock for a total purchase price of up to $4,000,000. Pursuant to the Securities Purchase Agreement, for each share of our common stock purchased thereunder, Tangiers will pay us 90% of the volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five (5) consecutive trading days immediately following an advance notice date. Furthermore, Tangiers will retain a fee of 10% of each cash advance under the Securities Purchase Agreement.

There are certain risks related to sales by Tangiers, including:

•

The outstanding shares will be issued based on a discount to the market rate. As a result, the lower the stock price is around the time Tangiers is issued shares, the greater chance that Tangiers gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•

To the extent Tangiers sells our common stock, our common stock price may decrease due to the additional shares in the market. This could allow Tangiers to sell greater amounts of common stock, the sales of which would further depress the stock price.

•

The significant downward pressure on the price of our common stock as Tangiers sells material amounts of our common stock could encourage short sales by Tangiers or others. This could place further downward pressure on the price of our common stock.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be sold or transferred directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Tangiers is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Securities Purchase Agreement. Tangiers will pay us 90% of, or a 10% discount to, the volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five (5) consecutive trading days immediately following the advance date. In addition, Tangiers will retain 10% of the net cash proceeds received by us under the Securities Purchase Agreement, and received 17,021,277 shares of our common stock.

We will need to register 444,444,444 shares of our common stock in order to obtain the full $4,000,000 available to us under the Securities Purchase Agreement. We are only registering 75,000,000 shares of our common stock under this registration statement. Which means we will be required to file another registration statement if we intend to obtain the full amount of funds available to us under the Securities Purchase Agreement. If we issue to Tangiers all 75,000,000 shares of our common stock registered under this registration statement we will be able to receive approximately $675,000 in net proceeds provided our stock price is at or above $.01 per share.

Tangiers was formed is a Delaware limited partnership. Tangiers is a domestic hedge fund in the business of investing in and financing public companies. Tangiers does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of our common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Tangiers and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $50,000, as well as retention of 10% of the net proceeds received under the Securities Purchase Agreement. The offering expenses are estimated as follows: a SEC registration fee of $27.12, accounting fees of $ 5,000 and legal fees of $35,000. We will not receive any proceeds from the sale of any of the shares of our common stock by the selling stockholders. However, we will receive proceeds from the sale of our common stock under the Securities Purchase Agreement.

The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Regulation S-K and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

OTC Bulletin Board Considerations

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

The Company is not a party to any litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and quality.  Our Board of Directors elects our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

Our directors, executive officers and other significant employees, their ages and positions are as follows:

Name	Age	Position with the Company
Matthew L. Schissler	37	Chairman and Chief Executive Officer
Joseph R. Vicente	45	Director
Timothy McGrath	42	Director
Rick Neeson	57	Director

Matthew L. Schissler is one of our founders and has served as Chairman of the Board and Chief Executive Officer of since January 2003. From April 2001 until January 2003, Mr. Schissler was the President and Chief Executive Officer of Rain, an advertising agency which he founded. From 1994 through March 2001, Mr. Schissler held various management sales positions at TMP Worldwide, Inc., a personnel staffing company.

Joseph R. Vicente has been a director of the Company since April 2004.  Since November 2004 Mr. Vicente has also served as a Vice President of the Company. From July 2002 through October 2004, Mr. Vicente was an independent consultant where he provided strategic consulting services to organizations on acquisitions, operational practices and efficiencies, and sales management.  From July 1993 through April 2002, he was a Senior Vice President at TMP Worldwide, Inc. where he held various strategic, operational, and sales management positions.

Timothy McGrath has been a director of the Company since March 2006. Mr. McGrath has served in an executive capacity for the past twelve years and is currently the Vice President of Finance for BoundaryMedical, Inc.  From January 2006 to February 2008 Mr. McGrath served as the Vice President of Finance and Accounting at BioE, Inc.  From October 1999 through September 2005 Mr. McGrath served as Vice President and Chief Financial Officer of Orphan Medical, Inc.

Rick Neeson has been a director of the Company since June 2007.  Mr. Neeson has been with Independence Blue Cross (“IBC”) since November 1993, when he joined IBC as President and Chief Operating Officer of QCC, Inc., the holding company for IBC's for-profit subsidiaries.  At IBC, Mr. Neeson has been primarily responsible for acquisitions, joint ventures and strategic partnerships, including negotiation, contract development and oversight.  Mr. Neeson has also been responsible for oversight of IBC’s investments in several partially owned subsidiaries, including NewSeasons, since its formation in 1996.  Mr. Neeson has been actively involved in the management of New Season’s operations since inception.  IBC purchased its partners interest in NewSeasons in 2001, and at that time, Mr. Neeson took on the additional role of President and Chief Executive Officer of NewSeasons on a full-time basis. Mr. Neeson is a 1972 graduate of the University of Notre Dame with a BA in Economics, and a 1981 graduate of the University of Connecticut with a MBA in Finance/Management.

Involvement In Certain Legal Proceedings

None of our officers, directors, promoters or control persons have been involved in the past five years in any of the following:

(1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Code of Ethics

We adopted a Code of Ethics on April 13, 2005 that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics was attached as Exhibit 14.1 to our registration statement filed on Form SB-2 on May 2, 2005.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of the issued and outstanding shares of Cord Blood's common stock to file reports of initial ownership of common stock and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 26, 2008 (unless otherwise indicated), certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The applicable percentage of ownership is based on 248,258,485 shares of our Common Stock issued and outstanding as of August 26, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth information as of August 26, 2008, except as otherwise noted, with respect to the beneficial ownership of our common stock and is based on 248,258,485 shares of common stock issued and outstanding and entitled to vote as of August 26, 2008:

•

Each person known by the Company to own beneficially more than five percent of our issued and outstanding common stock;

•

Each director and prospective director of the Company;

•

The Company's Chief Executive Officer and each person who serves as an executive officer of the Company; and

•

All executive officers and directors of the Company as a group.

Title Of Class	Name And Address Of Beneficial Owner (1)	Amount And Nature Of Beneficial Ownership (2)		Approximate Percent of Class (%)
Common	CorCell Inc. (3) 1717 Arch Street, Ste. 1410 Philadelphia, PA 19013	43,261,398	(4)	17.43%
Common	Enable Growth Partners, L.P. One Ferry Building, Suite 255 San Francisco, CA 94111	22,447,502	(5)	9.04%
Common	Enable Opportunity Partners, L.P. One Ferry Building, Suite 255 San Francisco, CA 94111	22,447,502	(5)	9.04%
Common	Pierce Diversified Strategy Master Fund LLC, Ena. One Ferry Building, Suite 255 San Francisco, CA 94111	22,447,502	(5)	9.04%
Common	Tangier Investors LP 1446 Front St., St. 400 San Diego, CA 92101	17,021,277		6.86%
Common	Independence Blue Cross (6) 1901 Market St. Philadelphia, PA 19103	14,685,366		5.92%
Common
Common	Matthew L. Schissler	28,435,490	(7)	11.45%
Common	Joseph Vicente	4,625,397		1.86%*
Common	Timothy G. McGrath	750,397		*
Common	Richard Neeson	0		.03%
Common	All executive officers and directors as a group (4 persons)	33,811,284		13.62%

 * Less than 1% of the outstanding common stock.

(1)	Except as noted above, the address for the above identified officers and directors of the Company is c/o 501 Santa Monica Blvd., Suite 700 Santa Monica, California 90401.
(2)

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of August 26, 2008 are deemed outstanding for computing the percentage of the person holding such option or warrant.  Percentages are based on a total of 248,258,485shares of common stock outstanding on August 26, 2008 and shares issuable upon the exercise of options, warrants exercisable, and debt convertible on or within 60 days of August 26, 2008, as described above. The inclusion in the aforementioned table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares.  Unless otherwise indicated, to our knowledge based upon information produced by the persons and entities named in the table, each person or entity named in the table has sole voting power and investment power, or shares voting and/or investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person or entity.

(3)

CorCell, Inc. is a wholly owned subsidiary of Vita34 International AG ("Vita34"). Richard J. Neeson, a director of CBAI, is the chairman of Vita34. Mr. Neeson disclaims beneficial ownership of the shares owned by CorCell, Inc.

(4)	Includes 24,762,693 shares issuable upon conversion of a convertible note. Does not include 2,000,000 treasury shares held by CorCell, Inc. as collateral for a promissory note.
(5)

Enable Growth Partners LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC, Ena are affiliates of each other and beneficially own convertible notes and warrants pursuant to which they contractually agreed that their beneficial ownership in the aggregate shall not exceed 9.99% of the shares of the Company's common stock immediately after giving effect to conversion or exercise of such notes and warrants.

(6)	Richard J. Neeson, a director of CBAI, is a Senior Vice President of Independence Blue Cross. Mr. Neeson disclaims beneficial ownership of the shares owned by Independence Blue Cross.
(7) (8)

Includes 4,250,555 currently exercisable options held by Mr. Schissler, and 10,318,290 shares and 962,625 options held by Stephanie Schissler, Mr. Schissler's wife. Mr. Schissler disclaims beneficial ownership of the shares beneficially owned by his wife.

Includes 1,875,000 currently exercisable options held by Mr. Vicente.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following description of our capital stock and the provisions of our Articles of Incorporation and By-Laws, each as amended, is only a summary.

Our Articles of Incorporation authorize the issuance of 950,000,000 shares of common stock, $0.0001 par value per share.  As of August 26, 2008, there were 248,258,485 outstanding shares of common stock.  We are authorized to issue 5,000,000 shares of preferred stock but to date we have not issued any shares of preferred stock.  Set forth below is a description of certain provisions relating to our capital stock.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders.  There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors.  In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.  The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock.  Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore.  It is our present intention to retain earnings, if any, for use in its business.  The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Preferred Stock

We have 5,000,000 authorized shares of preferred stock with a par value of $0.0001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine.  As of August 26, 2008, none of our preferred shares were outstanding.

Dividend Policy

We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation Authorized And Unissued Stock

The authorized but unissued shares of our common stock are available for future issuance without our stockholders’ approval.  These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.  The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Company’s Board of Directors’ desires.  A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES

ACT LIABILITIES

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Cord Blood America, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2006 and December 31, 2007 have been audited by Rose, Snyder & Jacobs The reports of Rose, Snyder & Jacobs are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The opinion regarding validity of the shares offered herein has been provided by the law offices of ______________ and has been filed with the Registration Statement.

DESCRIPTION OF BUSINESS

Overview

Cord Blood America, Inc. is a Florida corporation, which was formed in 1999.  We did not commence business operations until we acquired Cord Partners, Inc., (“Cord Partners”), a Florida corporation and our wholly owned subsidiary, as of March 31, 2004. We are primarily a holding company whose subsidiaries include Cord Partners, CorCell Co. Inc., CorCell Ltd., (“Cord”), CBA Professional Services, Inc. D/B/A BodyCells, Inc. ("BodyCells"), CBA Properties, Inc. ("Properties"), and Career Channel Inc, D/B/A Rainmakers International ("Rain"). We engage in the following business activities:

Cord specializes in providing private cord blood stem cell preservation services to families.

BodyCells is a developmental stage company and intends to be in the business of collecting, processing and preserving peripheral blood and adipose tissue stem cells allowing individuals to privately preserve their stem cells for potential future use in stem cell therapy.

Properties was formed to hold the corporate trademarks and other intellectual property .

Rain specializes in creating direct response television and radio advertising campaigns, including media placement and commercial production.

An additional subsidiary, Family Marketing, Inc. (“Family Marketing”) was sold on September 5, 2006 in a Stock Purchase Agreement with Noah Anderson, the President of Family Marketing and is no longer owned by the Company.

We intend to continue our organic growth through continued improvement of internal processes, expanded print, direct response and internet marketing efforts to facilitate increased prospective customer contact.  Additionally, we will be concentrating our efforts on building additional sales channels through obstetrics and gynecological practices and other healthcare professionals, hospitals and other health care influencers.  We also hope to leverage our growth through mergers and/or acquisitions of other stem cell preservation companies.  We negotiated two acquisitions in 2006, the first, Cyrobank for Oncologic and Reproductive Donors (”Cryobank”) which closed on January 24, 2006 and the second, Corcell’s operating entity on October 13, 2006, and which closed on February 28, 2007.  On Aug 20, 2007, we completed the acquisition of specific assets from CureSource, Inc. We are currently exploring various acquisition opportunities and will continue to do so.  We intend to continue fund mergers and acquisitions from monies received from debt placements and/or private placements.

In addition to our current plans related to cord blood banking, we will continue to implement various growth strategies at Rain which continues to post increasing profitability.  We will focus on increasing revenues while keeping operating expenses to a minimum.

Industry Background of Cord

Stem cells. The human body is comprised of many types of cells with individual characteristics and specific functions. Cells with a defined or specialized function are referred to as differentiated. Examples of differentiated cells include nerve cells, red blood cells and skin cells. Differentiated cells are replaced and renewed over time from a population of rare, undifferentiated cells known as stem cells. As stem cells grow and proliferate, they are capable of producing both additional stem cells as well as cells that have differentiated to perform a specific function. Stem cell differentiation is prompted by specific cell-to-cell interactions or other molecular signals. These signals trigger a change in the cell’s genetic profile, causing specific genes to become active and others to become inactive. As a result, the cell develops specialized structures, features and functions representative of its differentiated cell type.

There are many types of stem cells in the human body. These stem cells are found in different concentrations and in different locations in the body during a person’s lifetime. Current thinking suggests that each organ and tissue in the body is founded, maintained and possibly rejuvenated to different degrees, on a more or less continual basis, by specific stem cell populations naturally present in the body. Types of stem cells include:

Hematopoietic stem cells.  Hematopoietic, or blood, stem cells reside in the bone marrow, umbilical cord and placenta. They can also be found in an infant’s umbilical cord as well as circulating in very small numbers in the blood. Hematopoietic stem cells generate all other blood and immune system cells in the body.

Neural stem cells. Neural stem cells can be found in the brain and spinal cord and are capable of differentiating into nerve and brain tissue.

Mesenchymal stem cells.  Mesenchymal stem cells can be found in bone marrow and differentiate into bone, cartilage, fat, muscle, tendon and other connective tissues.

Pancreatic islet stem cells. Pancreatic islet stem cells can be found in the pancreas and differentiate into specialized cells of the pancreas including cells that secrete insulin.

The ability of a stem cell to differentiate into multiple types of cells of a certain tissue is referred to as pluripotency. For example, a hematopoietic stem cell has the ability to differentiate into many types of blood and immune system cells. However, stem cells of one tissue type may also generate specialized cells of another tissue type, a characteristic referred to as plasticity. For example, under specific conditions, hematopoietic stem cells have been shown to generate specialized cells of other systems, including neural, endocrine, skeletal, respiratory and cardiac systems. These characteristics make stem cells highly flexible and very useful for a number of applications, including the potential use as therapeutics.

Cell therapy. Cell therapy is the use of live cells as therapeutic agents to treat disease. This therapy involves the introduction of cells to replace or initiate the production of other cells that are missing or damaged due to disease. Currently, the most common forms of cell therapy include blood and platelet transfusions and bone marrow transplants.

Bone marrow transplantation is a medical procedure in which hematopoietic stem cells are introduced into the body in order to regenerate healthy, functioning bone marrow. In this procedure, stem cells are obtained from a donor through a surgical procedure to remove approximately one liter of bone marrow. The donated bone marrow, including any “captured” stem cells, is then transfused into the patient. Stem cells for transplantation may also be obtained from peripheral blood or umbilical cord blood donations. Sometimes the stem cells used in the procedure are obtained from the patient’s own bone marrow or blood.

Bone marrow transplantation has been successfully employed in the treatment of a variety of cancers and other serious diseases since the 1960s. According to the International Bone Marrow Transplant Registry, over 45,000 bone marrow and other hematopoietic (blood) stem cell transplant procedures were performed worldwide in 2002.

The flexibility and plasticity of stem cells has led many researchers to believe that stem cells have tremendous promise in the treatment of diseases other than those currently addressed by stem cell procedures. Researchers have reported progress in the development of new therapies utilizing stem cells for the treatment of cancer, neurological, immunological, genetic, cardiac, pancreatic, liver and degenerative diseases.

Umbilical Cord Blood Banking

The success of current and emerging cell therapies is dependent on the presence of a rich and abundant source of stem cells. Umbilical cord blood has been emerging as an ideal source for these cells. As information about the potential therapeutic value of stem cells has entered the mainstream, and following the first successful cord blood transplant performed in 1988, cord blood collection has grown. In the past decade, several public and private cord blood banks have been established to provide for the collection and preservation of these cells. Public cord blood banks collect and store umbilical cord blood donated by women at the birth of the child. This blood is preserved and made available for a significant fee to anyone who needs it in the future. We do not currently collect or store donated cord blood units. Private, or family, cord blood banks such as Cord, collect and store umbilical cord blood on a fee-for-service basis for families. This blood is preserved and made available to the family in the event the family needs stem cells for a transplant. Stem cells have been successfully recovered from cord blood after at least fifteen years of storage in liquid nitrogen. However, these cells may be able to retain their usefulness at least as long as the normal life span of an individual.

CORD

Services Provided By Cord

Cord’s customers are typically expectant parents who choose to collect and store umbilical cord blood at the birth of their child for potential use in a stem cell transplant at a later date for that child or for another family member.  Through partnering with Bergen Community Regional Blood Center, Cord Partners is able to provide services to collect, test, process and preserve umbilical cord blood.

Private cord blood banking has been growing in acceptance by the medical community and has become increasingly popular with families. For an initial fee of approximately $1,695 and an annual storage fee of approximately $125 for each year thereafter, Cord Partners provides the following services to each customer:

Collection. We provide a kit that contains all of the materials necessary for collecting the newborn’s umbilical cord blood at birth and packaging the unit for transportation. The kit also provides for collecting a maternal blood sample for later testing.

Full-Time Physician and Customer Support. We provide 24-hour consulting services to customers as well as to physicians and labor and delivery personnel, providing any instruction necessary on the collection of the cord blood.

Transportation.  We manage all logistics for transporting the cord blood unit to our centralized facility immediately following birth. This procedure ensures chain-of-custody control during transportation for maximum security.

Comprehensive Testing. At the laboratory, the cord blood sample is tested for stem cell concentration levels and blood type. The cord blood sample and the maternal blood sample are also tested for infectious diseases. We report these results to both the mother and her doctor.

Cord Blood Preservation. After processing and testing, the cord blood unit is cryogenically frozen in a controlled manner and stored in liquid nitrogen for potential future use. Data indicates that cord blood retains viability and function for at least fifteen years when stored in this manner and theoretically could be maintained at least as long as the normal life span of an individual.

At present, all of our cord blood units are tested, processed and stored at, Bergen Community Regional Blood Center in Paramus, New Jersey.

Explanation of Material Agreements

Blood Bank Service Agreement

Pursuant to our Service Agreement with Bergen Community Regional Blood Center (“Bergen”), the blood center would test all cord blood received from Cord Blood and stores the cord blood in computerized, temperature monitored liquid nitrogen vapor tanks or other suitable storage units. Individual cord blood samples can be retrieved upon request. Bergen would be compensated for its services based upon the number of umbilical cord blood units stored with it by Cord each month.

On August 1, 2007, we entered into an agreement with Progenitor Cell Therapy, LLC (“PCT”) for testing, processing and storage of cord blood samples.  Accordingly, the agreement with Berger was terminated. The Company believes this transition from Bergen to PCT will provide additional leverage to operating costs and efficiencies while maintaining the highest of quality standards. Several other blood centers also provide the services currently provided to us by PCT. If our agreement with PCT were to terminate for any reason, we believe that comparable services could be secured from another provider at comparable cost within the contractual notice period. However, we may not be able to secure such terms or secure such terms within such time frame. In such event, we may not be able to continue to provide our cord blood banking services for some period of time or our expenses of storage may increase, or both. This would have an adverse effect on our financial condition and results of operations.

Patent License Agreement

PharmaStem Therapeutics holds certain patents relating to the storage, expansion and use of hematopoietic stem cells. In the past two years, PharmaStem has commenced suit against numerous companies involved in cord blood collection and preservation alleging infringement of its patents. In October 2003, after a jury trial, judgment was entered against certain of our competitors and in favor of PharmaStem in one of those suits. In February 2004, PharmaStem commenced suit against Cord Partners and certain of its competitors alleging infringement of its patents. Management of Cord Partners determined to settle, rather than to litigate, this matter. As a result, PharmaStem and Cord Partners entered into a Patent License Agreement in March 2004. Pursuant to the Patent License Agreement, Cord Partners may, on a non-exclusive basis, collect, process and store cord blood utilizing PharmaStem technology and processes covered by its patents for so long as the patents may remain in effect. All of the patents are scheduled to expire in 2010. Cord Partners is obligated under the Patent License Agreement to pay royalties to PharmaStem of

15% of all revenues generated by Cord Partners from the collection and storage of cord blood on and after January 1, 2004. Other than royalties, no amount is payable by Cord Partners to PharmaStem. All litigation between the parties was dismissed and all prior claims were released.

Corcell Acquisition

On October 13, 2006, we entered into an Asset Purchase Agreement with Vita34 for the assets of CorCell, Inc., to begin the process of acquiring the business of collection, processing and storage of blood taken from umbilical cord after a child is born. On February 28, 2007, we completed the acquisition. The acquisition related to all rights to possession and custody of all acquired samples owned by CorCell, Inc. and associated with the operations of CorCell, Inc. which is predominantly the current customer base and revenues. The deal also included the purchase of cryogenic freezers and other fixed assets used in this umbilical cord blood samples business. Corcell is not PharmaStem licensed.

Cornell Capital Transactions

In March 2005, we entered into a Standby Equity Distribution Agreement (the "Equity Agreement") with Cornell Capital Partners L.P. ("Cornell") whereby we could sell up to $5,000,000 of our common stock to Cornell at our discretion over a 24-month period. The Equity Agreement and the respective rights and obligations was terminated on December 26, 2005. Prior to termination, the Equity Agreement allowed the Company to sell shares of common stock to the investor group in incremental advances not to exceed $250,000. The shares of common stock issued at each advance were calculated based on 98% of the lowest volume weighted average price of our common stock for the five day period after the request for an advance was received. The investment company also received a 5% fee for each advance. The Equity Agreement called for the issuance of 1,239,029 shares of common stock as a one time commitment fee. Prior to any advances, the Securities and Exchange Commission declared effective a registration statement registering the resale of our securities in accordance with the Equity Agreement.

In connection with the Equity Agreement, weI entered into a placement agency agreement (the "Agent Agreement") with a registered broker-dealer to act as the placement agent for the Company. The Agent Agreement called for a placement agent fee of $10,000 paid by the issuance of 51,626 shares of our common stock.

On April 27, 2005, we issued a promissory note to Cornell in the amount of $350,000. The promissory note accrued interest at a rate of 12% per annum and was due and payable nine months from the date of issuance. On April 28, 2005, $175,000 of the $350,000 loan was funded by Cornell. Pursuant to the terms of the note we issued Cornell a detachable warrant to purchase 1,000,000 shares of common stock at an exercise price of $0.20 per share. The estimated relative fair value of the warrants of approximately $163,000 was recorded as interest expense. In July 2005, Cornell exercised its right to purchase 1,000,000 shares at $0.20 per share.

On June 21, 2005, we issued an Amended and Restated Promissory Note to Cornell in the amount of $600,000 which replaced the Promissory Note dated April 27, 2005 and received $300,000 towards this amended and restated Promissory Note. The Promissory Note accrued interest at 12% per annum. These promissory notes were re-paid with the proceeds of a stock issuance in 2005.

On July 13, 2005 Cornell was issued a promissory note in the amount of $500,000. The principal amount of $500,000 was funded to the Company on July 14, 2005. The promissory note was non-interest bearing unless an event of default occurred. The note was due and payable on or before August 1, 2005. Full payment was made on July 25, 2005 from the proceeds of a stock issuance.

On September 9, 2005, we re-paid $1,360,553 in interest and principal on an outstanding loan with Cornell through the proceeds of issuing 3,568,734 shares of common stock. At December 31, 2005, all of the loans relating to the Equity Agreement had been paid.

On December 26, 2005, we and Cornell amended and restated the $3,500,000 Debentures dated September 9, 2005 and funded the $1,500,000 Debentures pursuant to the Second Closing on December 28, 2005. The securities purchase agreement ("SP Agreement") and the registration rights agreement dated September 9, 2005 were also amended. The amended agreement stated that Cornell would purchase $5,000,000 of secured convertible debentures, which were convertible into shares of our common stock. $3,500,000 was funded as of September 9, 2005, and $1,500,000 was funded on December 28, 2005. The interest rate remains unchanged at 10% per annum and the principal together with accrued but unpaid interest is due on or before December 23, 2008.

The SP Agreement was amended to state that we shall pay Cornell or its designees a non refundable commitment fee of $375,000 (equal to 7.5% of the $5,000,000 Purchase Price), all of which has been paid. It also states we agree to take any and all appropriate action necessary to increase its authorized common stock from 100 million to at least 200 million shares by March 1, 2006. This was approved by the Company's shareholders at its annual meeting on August 31, 2006.

The Investment Registration Rights Agreement that was entered into by the Company and Cornell concurrently with the SP Agreement was amended to state the number of shares to be registered on the initial registration statement to be filed pursuant to the registration rights agreement, is to be 60,000,000 shares underlying the Debentures. The initial registration statement was filed on February 13, 2006. The number of shares to be registered on the second registration statement, to be filed pursuant to the registration rights agreement, to be filed no later than thirty (30) days after we have increased its authorized common stock to at least 200 million shares, are as follows:

Such number of shares of common stock equal to five (5) times the total principal balance of the Convertible Debentures remaining at the time the second registration statement is filed divided by the conversion price in effect at the time the second registration statement is filed.

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7,000,000 shares underlying the Warrant dated 9/9/05

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7,285,000 shares underlying the Warrant dated 9/9/05

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8,285,000 shares underlying the Warrant dated 9/9/05

On June 27, 2006, we entered into an agreement with Cornell. The agreement amends certain terms of the SP Agreement, the registration rights agreement and the pledge and escrow agreement entered into on September 9, 2005. Pursuant to the agreement, the following changes were agreed to by both parties. First, the time for us to increase its authorized common stock to 200 million was postponed to August 18, 2006. Second, the deadline for us to have the second registration statement declared effective by the SEC was postponed to September 30, 2006. Third, we waived the conversion restriction which restricts Cornell from converting any amounts of the outstanding principal of the Debentures at the market conversion price prior to September 9, 2006. Fourth, in the event that we do not have a sufficient number of authorized shares of common stock to issue conversion shares upon a conversion of the Debentures, we are authorized to issue to Cornell such number of shares otherwise reserved as pledge shares to Cornell and reduce the number of pledged shares by the amount of such issuance. The number of shares included in the amended registration statement has been reduced to 55,840,448.

On October 13, 2006, we entered into an agreement with Cornell. The agreement adjusts certain terms as a result of such issuances by the Company described below: Secured Convertible Debenture issued on September 9, 2005; Secured Convertible Debenture issued on December 23, 2005; Common Stock Purchase Warrant issued September 9, 2005; Common Stock Purchase Warrant issued September 9, 2005; Common Stock Purchase Warrant issued September 9, 2005; Pursuant to the agreement, the following changes have been agreed to by both parties: The conversion price and the warrant exercise price were reduced to $0.101 per share.  In addition, Cornell converted $25,000 of its Note in exchange for the Company issuing 299,043 common shares from treasury at a share price of $0.084.

On December 8, 2006, Cornell converted a further $50,000 of its note in exchange for the Company issuing 519,751 common shares from treasury at a share price of $0.0962.

On November 26, 2007, Cornell transferred 60% of the outstanding principal and accrued and unpaid interest to Enable Growth Partners LP, consisting of $2,337,300 in principal and $544,000 in interest. The $544,000 in accrued and unpaid interest was converted into a portion of newly issued convertible notes (see discussion of Enable Transaction below).

Strategic Working Capital Fund Transaction

On August 2, 2006, we entered into a subscription agreement with Strategic Working Capital Fund, L.P. ("Strategic"). Pursuant to the subscription agreement, we (i) issued to Strategic a Promissory Note bearing interest at the rate of 8% with an aggregate principal amount of $285,000 and (ii) delivered 500,000 unregistered shares of its Common Stock (the "Shares") to Strategic. The Promissory Note is due one year from the date of issuance, unless redeemed prior by Strategic but in any event no earlier than the third month following issuance of the note. The Promissory Note also is subject to acceleration upon an event of default. Pursuant to the subscription agreement, Strategic was granted registration rights for the Shares in the event that the Company  proposes to register any other shares of its common stock.

On December 5, 2006, we issued 1,239,000 restricted common shares in exchange for Strategic providing a three month extension on the promissory note. As of December 31, 2007, the outstanding balance on the note including accrued and unpaid interest was $317,232.

Collections Factoring

On September 5, 2006, we received a $93,000 advance on future credit card sales. Repayment terms on this advance call for the 20% capture of certain credit card sales until the sum of $130,200 has been paid. At December 31, 2007, the outstanding principal balance was $3,050.

Enable Transaction

On November 26, 2007, we entered into a Securities Purchase Agreement pursuant to which we issued and sold an aggregate of $1,931,106.20 principal amount of 0% Senior Convertible Notes (the “Notes”)to accredited investors in a private placement. The Notes were sold at a 20% discount. A portion of the principal amount of the Notes in the amount of $680,000 was paid by the purchasers by converting $544,000 in interest owed by the Company on outstanding notes. We received gross proceeds of approximately $1,000,000, of which we used $155,000 for financing costs.  As part of the transaction, the Purchasers were also issued warrants (the “Purchaser Warrants”) to purchase 48,277,655 shares of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”), at the exercise price of $0.037 per share.

The 0% Senior Convertible Notes

The Notes are due on November 26, 2009.  So long as the registration statement that the Company is required to file pursuant to the Securities Purchase Agreement and the registration rights agreement entered into in connection therewith (the “Registration Rights Agreement”) (the “Registration Statement”), is effective, the Company will have the right to prepay, prior to the second year anniversary of the issuance of the Notes, in cash all or a portion of the Notes at 120% of the outstanding principal plus accrued interest to the date of the prepayment.  Beginning on May 26, 2008, and continuing on the same date of each successive month thereafter, the Company shall repay 1/18th of the original principal amount of the Notes either in cash or in Common Stock, at the Company’s option.  If the Company elects to repay the Notes in common stock, the number of shares issued will be based on the lesser of (i) 10% discount onto the weighted average price of the 10 trading days immediately preceding (but not including) the applicable repayment date or (ii) the then conversion price, as adjusted.

The initial conversion price of the Notes is $0.03 per share.  With certain exceptions set forth in the Notes, if the Company issues common stock at a price lower than the conversion price of the Notes, or issues convertible securities with a conversion price lower than the conversion price of the Notes , then the conversion price of the Notes will be reduced to such price.  As a result of the reduction of the Purchase Warrants, the conversion price of the Notes has been reduced to $0.0086, pursuant to Section 7(a) of the Notes.

The Notes contain certain covenants of the Company which the Company must adhere to while the Notes are outstanding, including that:

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all payments due under the Notes (i) shall rank junior to all indebtedness of the Company and its subsidiaries as of the issuance date, (ii) shall rank pari passu with all other convertible notes and (iii) shall rank senior to all indebtedness of the Company and its subsidiaries incurred after the issuance date;

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the Company and its subsidiaries shall not incur any indebtedness if such indebtedness (including the issuance of debt securities) will result in the ratio at the time of such event(s) to fall below the lesser of (i) 1.0 and (ii) the ratio existing as of the issuance date;

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the Company shall not enter or incur any liens and shall not permit any subsidiary to incur indebtedness other than permitted indebtedness;

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the Company and its subsidiaries shall not make any restricted payments, except for subordinated debt or subsidiaries of the Company may make restricted payments to the Company; and

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and the Company shall not pay dividends.

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Defaults under the Notes include the following:

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If the Registration Statement is required to be maintained effective and such effectiveness lapses;

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If the Company’s common stock is suspended from trading on its principal trading market;

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A default under any notes executed by the Company;

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If the Company fails to pay interest or liquidated damages when due; and

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If the Company fails to perform any covenant.

If an event of default occurs, the holders of the Notes may require the Company to (i) redeem all or any portion of the Notes (ii) convert any portion of the Notes then held by the holders into shares of common stock, equal to a number of shares of common stock equal to the principal amount outstanding on the Notes divided by 96% of the lowest daily volume weighted average price of the common stock during the 30 trading days immediately prior to the date of such conversion.  Each portion of the Notes subject to redemption by the Company shall be redeemed by the Company at a price equal to the conversion amount to be redeemed.  During the continuance of an event of default, the Notes shall accrue interest on any unpaid principal amount at an annual rate equal to 12%.

The holders of the Notes shall not have the right to convert the Notes, to the extent that after giving effect to such conversion, such holder would beneficially own in excess of 9.99% of the shares of the Company’s Common Stock immediately after giving effect to such conversion.

As previously mentioned, we issued the Purchasers warrants to purchase 48,277,655 shares of the Company’s Common Stock at an exercise price of $0.037 per share, which were subsequently reduced to $0.0086.  The Purchaser Warrants may be exercised any time until November 31, 2012.

The Purchaser Warrant holders may not exercise the Purchaser Warrants for a number of shares of common stock in excess of that number of shares which upon giving effect to such exercise would cause the aggregate number of shares beneficially owned by the holder to exceed 9.99% of the outstanding shares of the common stock following such exercise, except within 60 days of the expiration of the Warrants.

In connection with this transaction, we executed a security agreement pursuant to which we granted a security interest and lien on substantially all of our assets.  The lien shall terminate immediately when the Notes and all amounts due in connection with the Notes are satisfied.

In connection with the transaction, the Company paid placement agent fees in the amount of $90,000.   In addition, we issued the placement agents, including their employees and affiliates, an aggregate of 5,833,332 warrants (the “Broker Warrants”) to purchase the Company’s Common Stock. The Broker Warrants have the same terms as the Purchaser Warrants, except that, 2,916,666 of the Broker Warrants have an exercise price of $0.03.

Pursuant to the Registration Rights Agreement, we must file a registration statement to register the shares of common stock issuable upon exercise of the Purchaser Warrants and conversion of the Notes.  The initial registration statement must be filed by December 28, 2007 and declared effective by January 17, 2008.

Shelter Island Line of Credit

On November 26, 2007, the Company entered into a Second Amendment (the “Second Amendment”) to the Securities Purchase Agreement,  dated as of February 14, 2007, as amended by the First Amendment, dated as of April 9, 2007, by and among Corcell, Ltd., a Nevada corporation (a subsidiary of the Company) (“Corcell”), the Company, and Shelter Island Opportunity Fund, LLP (“Shelter Island”), pursuant to which the Company may borrow an amount not to exceed $1,000,000, exercisable at its option.  Such funds may be drawn down in installments by the Company is amounts of at least $200,000, or an integral multiple in excess thereof. In connection with the transaction, the Company issued, executed and delivered to the Shelter Island the following:

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A Security Agreement (the “Corcell Security Agreement”);

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A Secured Original Issue Discount Debenture with a principal amount not to exceed $1,000,000 (the “Debentures”);

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A Common Stock Purchase Warrant to purchase 20,270,270 shares of Common Stock (the “Shelter Island Warrants”);

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A Put Option Agreement; and

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A Subordination Agreement

In the event the Company draws down on the line of credit, it will issue the Debenture, which matures on May 26, 2010 (the “Maturity Date”).  Annual interest on the Debenture is the greater of (i) the sum of 4.00% plus the Prime Rate on such date or (ii) 11.75%.  Interest on the Debenture is payable in arrears (x) prior to the Maturity Date, on the last trading day of the second month immediately succeeding the month in which the first advance is made and on the last trading day of each month thereafter until the Maturity Date, (y) in full on the Maturity Date and (z) on demand after the Maturity Date.

The Company issued the Purchasers Shelter Island warrants to purchase 20,270,270 shares of the company’s Common Stock at a purchase price of $0.037 per share.  The Shelter Island warrants may be exercised any time until November 31, 2012.

The Company has also granted Shelter Island a put option pursuant to the Second Amendment pursuant to which Shelter Island can sell the shares issued to Shelter Island under the Second Amendment back to the Company for the product of (i) the aggregate of all advances made (whether or not they are then outstanding) by Shelter Island to Corcell under the Debenture, and (ii) 60.00% (or, on a per put share basis, such product divided by the total number of put shares) at any time during the earlier to occur of the following put option exercise periods: (a) the ten business day period commencing on the first anniversary of the closing date, or (b) the ten business day period commencing on the date which is nine months after the date that the registration statement for the registration of the issued shares is declared effective by the Securities and Exchange Commission.

In addition, Corcell, a subsidiary of the Company, entered into a Subordination Agreement in which the Purchasers under the Enable transaction subordinated to Shelter Island any security interest or lien that Purchasers may have in the collateral of Corcell.  The security interest of Shelter Island shall at all times be senior to the security interest of the Purchasers.

CureSource Asset Acquisition

On Aug 20, 2007, we completed the acquisition of specific assets from CureSource, Inc., for the aggregate purchase price of $106,500 in cash and $10,000 value paid in common restricted shares of the company, for a total purchase price of $116,500. The asset purchase related to the existing customer samples owned by CureSource, Inc. and associated with the operations of CureSource, Inc., which predominantly is the current customer base and revenues.

BodyCells

BodyCells is a developmental stage company in the business of collecting, processing and preserving peripheral blood and adipose tissue stem cells that allows individuals to privately preserve their stem cells for potential future use in stem cell therapy.

Properties

Properties holds all of the trademarks and other intellectual property of CBA and its subsidiaries. The trademarks were applied for in the fourth quarter of 2004. The trademark, “Cord Partners” was registered with the United States Patent and Trademark office on January 17, 2006.

Rain

Rain was acquired on February 28, 2005 and is in the business of advertising.  Sources of revenue for Rain include: procuring and placing radio and television advertising; per-inquiry advertising on radio and television; production of radio and television commercials, procuring and setting up call centers; editing, dubbing and distribution of radio and television commercials; and procuring and placing print advertising.

Costs of services associated with the revenues of Rain are as follows:  set up and per minute charges from the procured call center; set up, filming, recording, creating graphics, editing, dubbing and distribution of commercials produced; media venue fees for advertising procured; and media venue fees for sales leads generated via per inquiry advertising.

Family Marketing

Family Marketing specializes in delivering leads generated through various forms of internet advertising to corporate customers in the business of family based products and services. In the summer of 2006, Company management decided to sell this business and to redeploy resources to other areas.  As a result, on September 5, 2006, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Noah Anderson, the President of Family Marketing and at the time the Chief Technology Officer of the Company.  Pursuant to the Purchase Agreement, the Company sold all assets including customers, websites and related software and trademarks along with liabilities of Family Marketing to Mr. Anderson, in exchange for a credit of $82,500 against receivables that Cord Partners owed Family Marketing and the cancellation of $32,500 in severance compensation to Mr. Anderson (the “Sale”).

The primary purpose of Family Marketing was to be our internet marketing arm.  Company management maintains the ability to utilize the services of Family Marketing or the services of comparable providers, and expects no adverse financial or strategic impact from the decision to divest of this business unit.

Advertising And Direct Marketing

Rain offers its advertising and direct marketing customers a range of services including:

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The placement of advertising in television and radio outlets;

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The production of advertising content, including television commercials, and radio copy

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Advertising and marketing consulting services relating to the customer’s marketing campaign.

In performing its advertising agency services, Rain outsources commercial production services to third party production companies.

Rain’s advertising clients are typically small companies for whom its range of services include, in addition to the placement of advertising, a range of consulting services which can include assistance in not only developing an advertising program, but helping the client to design or develop the particular product or service, determine the appropriate market and design and implement an overall marketing program and strategy.

Competition

The marketing communications business is highly competitive, with agencies of all sizes and disciplines competing primarily on the basis of reputation and quality of service to attract and retain clients and personnel. Companies such as Integrated Media, Last Second Media, Media Associates, RevShare, Mercury Media, ChoicePoint Precision Marketing and E&M Advertising generally serve large corporations.  We intend to seek a market niche by providing a full level of service quality that users of direct marketing services may not receive from our larger competitors.  Most of our advertising clients are smaller companies that would not typically be sought by the major advertising and marketing companies.

Our customers compete with products of many large and small companies, including well-known global competitors.  We market our customers with advertising, promotions and other vehicles to build awareness of their brands in conjunction with an extensive sales force including direct response advertising.  We believe this combination provides the most efficient method of marketing for these types of products.  We believe that we gain a certain level of competitive advantage by utilizing cost savings from our direct response advertising sector for multiple customers.

Government Regulation

The Federal Trade Commission establishes and enforces various regulations put in place to ensure fair advertising. Because we are not marketing our own products, and only buying media for other customer products, our liabilities under such practices are decreased and we protect against advertising any product that does not meet the highest standards of the FTC guidelines.

Dependence on One or a Few Major Customers

Currently Rain is dependent on a few large customers, including Tax, Inc., Debt Relief USA, Merit Financial and Mobile Sidewalk.

Employees

As of  August 26, 2008, we have thirteen employees, all of whom are full time.  Our full time employees include our Chairman of the Board and Chief Executive Officer, and customer service and sales personnel.  We believe our relations with all of our employees are good.

Reports to Security Holders

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and other reports and information with the Securities and Exchange Commission. You may read and copy these reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Our filings are also available to the public from commercial document retrieval services and the Internet worldwide website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained in this prospectus which is a part of our registration statement involve risks and uncertainties, including statements as to:

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our future operating results;

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our business prospects;

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our contractual arrangements and relationships with third parties;

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the dependence of our future success on the general economy;

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our possible financings; and

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the adequacy of our cash resources and working capital.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe,” “anticipate,” “expect,” “estimate” or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following information should be read in conjunction with our June 30, 2008 consolidated financial statements and related notes thereto included elsewhere in the quarterly report and with our consolidated financial statements and notes thereto for the year ended December 31, 2007 and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our annual Report on Form 10-KSB for the year ended December 31, 2007. We also urge you to review and consider our disclosures describing various risks that may affect our business, which are set forth under the heading "Risk Factors Related to our Business" in our annual Report on Form 10-KSB for the year ended December 31, 2007.

Summary and Outlook of the Business

We are an umbilical cord blood stem cell preservation company with a particular focus on the acquisition of customers in need of family based products and services. We also provide television, radio and internet advertising services to businesses that sell family based products and services.

We operate two core businesses. Cord operates the umbilical cord blood stem cell preservation operations, and

Career Channel, Inc. D/B/A Rainmakers International ("Rain") operates the television and radio advertising operations.

Cord

The umbilical cord blood stem cell preservation operations provide umbilical cord blood banking services to expectant parents throughout all 50 United States. Our corporate headquarters are located in Los Angeles, CA. Cord also maintains offices in Philadelphia, Pennsylvania, which were the former offices of the CorCell operations and are leased from CorCell, Inc. Cord earns revenue through a one-time enrollment and processing fee, and through an annually recurring storage and maintenance fee. Cord blood testing, processing, and storage is conducted by our outsourced laboratory partner, formerly Bergen Community Regional Blood Services, located in Paramus, New Jersey. On August 1, 2007, we entered into an agreement with Progenitor Cell Therapy, LLC, (PCT) for testing, processing and storage of cord blood samples.  The Company believes this transition from Bergen to PCT will provide additional leverage to operating costs and efficiencies while maintaining the highest of quality standards. We provide the following services to each customer. In addition, some storage services are provided by ThermoFisher of Rockville, Maryland.

Rain

Rain, the television, radio, on-hold and motor sports advertising operations, are located in the corporate headquarters in Los Angeles, CA. The offices were relocated from Carlsbad, CA in September 2006. Rain provides advertising and direct marketing customers a range of services.  A majority of Rain's revenues are earned via direct response media buys and per inquiry campaigns.

BodyCells

We are continuing to pursue other growth opportunities by acquisition or internal growth. The development of BodyCells, which is anticipated to facilitate the collecting, processing and preserving of peripheral blood and adipose tissue stem cells allowing individuals to privately preserve their stem cells for potential future use in stem cell therapy, is currently suspended pending the identification of an alternative lab to partner.

Going Concern

Our consolidated financial statements have been prepared assuming the Company will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused an accumulated deficit of approximately $21,800,000 as of June 30, 2008. In addition, we have a working capital deficit of approximately $11,800,000 as of June 30, 2008. We had net losses of $5,994,004, an accumulated deficit of approximately $18,000,000 and a working capital deficit of $9,395,262 as of December 31, 2007. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Management has been able, thus far, to finance the losses and the growth of the business, through private placements of our common stock, the issuance of debt and proceeds from our various Securities Purchase Agreements. We are continuing to attempt to increase revenues within our core businesses. In addition, we are exploring alternate ways of generating revenues through acquiring other businesses in the stem cell industry. As well, we have taken steps to reduce our overall spending through the reduction of headcount. The ongoing execution of our business plan is expected to result in operating losses over the next twelve months. There are no assurances that we will be successful in achieving its goals of increasing revenues and reaching profitability.

In view of these conditions, our ability to continue as a going concern is dependent upon our ability to meet our financing requirements, and to ultimately achieve profitable operations. Management believes that our current and future plans provide an opportunity to continue as a going concern. The company points to progress in its 2nd Quarter results of 2008 where it reduced its loss from operations by 46% compared to same period of the  prior year, while increasing its gross margin percentage of sales almost 91%.over the same period prior year as well.  Management believes continued emphasis on higher margin revenue channels will continue to drive the company to an operational breakeven point towards the end of 2008.  Management also considers the Securities Purchase Agreement with Tangiers effective with this S-1 registration as providing the required capital to grow the company towards its goals.  The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event we cannot continue as a going concern

Critical Accounting Policies

We define critical accounting policies as those that are important to the portrayal of our financial condition and results of operations and require estimates and assumptions based on our judgment of changing market conditions and the performance of our assets and liabilities at any given time. In determining which accounting policies meet this definition, we considered our policies with respect to the valuation of our assets and liabilities and estimates and assumptions used in determining those valuations. We believe the most critical accounting issues that require the most complex and difficult judgments and that are particularly susceptible to significant change to our financial condition and results of operations include the following:

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determination of the level of allowance for bad debt;

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deferred revenue; and

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revenue recognition

Deferred Revenue

Deferred revenue for Cord consists of payments for enrollment in the program and processing of umbilical cord blood by customers whose samples have not yet been collected, as well as the pro-rata share of annual storage fees for customers whose samples were stored during the year. For Cord customers who have enrolled in the Annual Payment Option, revenue is recognized in the amount of each payment, as received. Deferred revenue for Rain consists of payments for per inquiry leads that have not yet been delivered or media buys that have not yet been placed.

Revenue Recognition

We recognize revenue under the provisions of Staff Accounting Bulletin ("SAB") 104 "Revenue Recognition". Cord provides a combination of products and services to customers. This combination arrangement is evaluated under Emerging Issues Task Force (Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables," ("EITF 00-21"). EITF 00-21 addresses certain aspects of accounting for arrangements under multiple revenue generating activities. We elected early adoption of EITF 00-21.

Cord Blood recognizes revenue from both enrollment fees and processing fees upon the completion of processing. Storage fees are recognized ratably over the contractual storage period.

Rain generates revenue from packaged advertising services, including media buying, marketing and advertising production services. Rain's advertising service revenue is recognized when the media ad space is sold and the advertising occurs. Rain's advertising production service revenue is derived through the production of an advertising campaign including, but not limited to, audio and video production, establishment of a target market and the development of an advertising campaign. Rain recognizes revenue generated from packaged advertising services provided to our clients using the "Gross" basis of Emerging Issues Task Force No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" (EITF 99-19).

Rain's revenue recognition policy involves significant judgments and estimates about the ability to collect. We assess the probability of collection based on a number of factors, including past transaction history and/or the creditworthiness of our clients' customers, which is based on current published credit ratings, current events and circumstances regarding the business of our client's customer and other factors that we believe are relevant. If we determine that collection is not reasonably assured, we defer revenue recognition until such time as collection becomes reasonably assured, which is generally upon receipt of cash payment. Rain recognizes revenue generated through per inquiry advertising as the inquiry leads are delivered to the customer.

Cost of Services

Costs for Cord are incurred as umbilical cord blood is collected. These costs include the transport of the umbilical cord blood from the hospital to the lab, the labs processing fees, and royalties. Cord expenses costs in the period incurred and does not defer any costs of sales. Costs for Rain include commercial productions costs, lead generation costs and media buys.

Net Loss Per Share

 Net loss per common share is calculated in accordance with SFAS No. 128, Earnings per Share. Basic net loss per share is computed by dividing the net loss by the weighted average common shares outstanding of 214,573,655 and 78,720,661 for the six-months ended June 30, 2008 and 2007, respectively. Outstanding options to acquire common stock and warrants are not included in the computation of net loss per common share because the effects of inclusion are anti-dilutive.

Completion of Acquisition or Disposition of Assets

Cryobank

On January 24, 2006, we completed the acquisition of certain assets from Cryobank for Oncologic and Reproductive Donors, Inc., a New York corporation, for the purchase price of $120,000 in cash and $140,000, or 703,518, unregistered shares of our common stock. The acquisition related to our collecting, testing, processing and preserving umbilical cord blood and included the assets and liabilities associated with approximately 750 umbilical cord blood samples, as well as three cryogenic freezers used for the storage of such umbilical cord blood samples.

CorCell

On February 28, 2007, we completed the acquisition of specific assets from Corcell for the aggregate purchase price of $5,653,707 in cash and restricted common stock of the Company and the assumption of liabilities. The acquisition related to existing customer samples owned by Corcell and the associated operations of Corcell, which predominantly is the current customer base and its related revenues.

On February 28, 2007, and related to this transaction, the Company entered into a Promissory Note with CorCell whereby, the Company (i) issued to CorCell a Promissory Note bearing interest at the rate of 10.5% with an aggregate principal amount of $250,000, due 4 months from the date of issuance, unless redeemed prior thereto by CorCell.  The Promissory Note is subject to acceleration upon an event of default, as defined in the Promissory Note. CorCell was also granted 1,666,667 shares of restricted common stock of the Company as collateral.

On February 28, 2007, and related to this transaction, the Company entered into a Convertible Note with CorCell. Pursuant to the Convertible Note, the Company (i) issued to CorCell a Convertible Note bearing interest at the rate of 9% with an aggregate principal amount of $212,959, due 6 months from the date of issuance, unless redeemed prior by CorCell. The Convertible Note also is subject to acceleration upon an event of default, as defined in the Convertible Note. At the option of CorCell, the Convertible Note may be converted into restricted common stock at $0.101 per share, with possible adjustment.

CureSource

On Aug 20, 2007, we completed the acquisition of specific assets from CureSource, Inc., for the aggregate purchase price of $106,500  in cash and $10,000 value paid in common restricted shares of the company, for a total purchase price of $116,500. The asset purchase related to the existing customer samples owned by CureSource, Inc. and associated with the operations of CureSource, Inc., which predominantly is the current customer base and revenues.

Results of Operations for the Six-Months Ended June 30, 2008

Revenue

For the six months ended June 30, 2008, our total revenue decreased approximately $1.6 million, or 41% to $2.4 million. Rain’s revenues decreased approximately $1.5 million, or 71%, due to a change in the business model.  Rain is focused on creating an annuity base business with high volume advertising.  Historically, Rain was reliant on a few large advertising contracts, and the risks associated with those.  Understanding that it would be difficult to value a few contracts, Rain made a decision in December of 2007 to focus on low cost, high volume, annuity based advertising.  The result in this change for the first six months was a loss in revenue.  Cord’s revenues decreased $100,000 or 5%, to $1,769,000, because of significant cutbacks in marketing and advertising.  Cord remains focused on strategic organic growth and accretive acquisition strategies, which will limit the losses and negative cash flow.

Cost of Services

Cost of services decreased 59% or by $1.6 million as a result of lower revenues, but Gross Profit increased from 35% of revenues to 55%, due to a significantly higher proportion of revenues coming from the higher margin Cord business. The Company anticipates that through the continued growth and expansion of its Cord business, they will increasingly benefit from economies of scale in that business segment.

Administrative and Selling Expenses

Administrative and selling expenses decreased by approximately $135,000 or 6.7% from the prior comparative period to $1,891,851. The Company reduced its expenses in marketing and advertising by $197,000 as compared to the comparative period, and professional fees by $65,000, due to cash restrictions.  These decreases were offset this period by an increase in Rent and office expenses of $105,000, due to the absorption of the rental costs at the CorCell office.  The Company has had to raise additional debt to finance both its acquisitions as well as its operating losses. In addition, these financings resulted in a change in the Company’s derivative liabilities. Consequently, interest, financing costs and changes in derivative liabilities increased from $2,442,883 to $3,186,298. All interest charges during the period have been accrued.

Our net loss increased by $0.7 million, or 21.9% from the prior comparative period.

Results of Operations for the Three-Months Ended June 30, 2008

For the three months ended June 30, 2008, our total revenue decreased approximately $1.3 million, or 55% to approximately $1,057,000 million. Rain’s revenues decreased approximately $1.1 million, or 86%, due to a change in the business model.  Rain is focused on creating an annuity base business with high volume advertising.  Historically, Rain was reliant on a few large advertising contracts, and the risks associated with those.  Understanding that it would be difficult to value a few contracts, Rain made a decision in December of 2007 to focus on low cost, high volume, annuity based advertising.  The result in this change for this three-month period was a loss in revenue.  Cord’s revenues decreased $152,000, or 15%, to approximately $872,000, because of significant cutbacks in marketing and advertising.  Cord remains focused on strategic organic growth and accretive acquisition strategies, which will limit the losses and negative cash flow.

Cost of services decreased 76% or by $1.2 million as a result of lower revenues, but Gross Profit increased from 34% of revenues to 65%, due to a significantly higher proportion of revenues coming from the higher margin Cord business. The Company anticipates that through the continued growth and expansion of its Cord business, they will increasingly benefit from economies of scale in that business segment.

Administrative and selling expenses decreased by approximately $248,000 or 23% from the prior comparative period to $843,611. The Company’s professional fees were approximately $130,000 higher in the prior comparative period, due to the hiring of a business consultant in 2007; wages and benefits were $70,000 lower in the three-months ended June 30,2008 due to the reduction in staff at the Company’s CorCell operations.  The Company has had to raise additional debt to finance both its acquisitions as well as its operating losses. In addition, these financings resulted in a change in the Company’s derivative liabilities. Consequently, interest, financing costs and changes in derivative liabilities increased from $1,463,409 to $2,341,402. All interest charges during the period have been accrued.

Our net loss increased by $0.7 million, or 42.2% from the prior comparative period

Results of Operations for the Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Revenues

For the year ended December 31, 2007, our total revenue increased $2.5 million or 74% to $5.8 million due to two factors: Rain's revenues increased from approximately $2.2 million in 2006 to approximately $2.6 in 2007, or 20%, as a result of additional marketing and exposure for our Radio and Television Advertising services, which resulted in the addition to our customer base and increased revenue from existing customers. Cord's revenues increased $2.1million or 180% to $3.2 million, primarily due to the Company's acquisition of more umbilical cord samples along with customer lists.

Cost of Services

Cost of services increased by approximately $791,000 as a result of substantially higher revenues, but Gross Profit increased from 8.5% of revenues to 34.0% as economies of scale, especially for the Company's Cord division, start impacting the Company's results. The Company anticipates that through the continued growth and expansion of its Cord business, they will increasingly benefit from economies of scale in that business segment.

Administrative and Selling Expenses

Administrative and selling expenses increased by approximately $2.1 million or 54.2% from the prior comparative period to $5.9 million. With the acquisition of CorCell, the Company has temporarily increased some of its administrative expenses, until it completes its integration plans. These include an increase in capital raising expenses and financial consulting charges and fees of $793,000, loan discounts expensed of $218,000, office, rent and related expenses of $150,000 and increases of $502,000 in depreciation and amortization, a consequence of the acquisition of additional equipment and customer lists. The Company also entered into a consulting arrangement whereby it issued shares in exchange for negotiating credit terms with its trade suppliers. The Company expensed fully these charges, totaling approximately $1.4 million. On the other hand, the cost-cutting measures implemented in 2006 are now being felt for the entire period. These include a decrease in total labor costs of $222,000, a reduction in marketing costs of $339,000,. The Company has had to raise additional debt to finance both its acquisitions as well as its operating losses. Interest costs remained approximately the same, going from $2,113,000 in the year ended December 31, 2006 to $2,083,000 in 2007. All interest charges during the year have been accrued.

Our net loss from continuing operations increased slightly from the comparative period, increasing 5.4% to $5,994,000.

Liquidity and Capital Resources

We have experienced net losses of $3,748,552 and $3,073,435 for the six months ended June 30, 2008 and 2007, respectively. At June 30, 2008, we had $34,482 in cash. We currently collect cash receipts from operations through both of our subsidiaries: Cord and Rain. Cord's cash flows from operations are not currently sufficient to fund operations in combination with its corporate expenses. Because of this shortfall, we have had to obtain additional capital through other sources as discussed in Note 4, Notes and Loans Payable.

Since inception, we have financed cash flow requirements through the issuance of common stock and warrants for cash, services and loans. As we expand our operational activities, we may continue to experience net negative cash flows from operations and we will be required to obtain additional financing to fund operations through equity offerings and borrowings to the extent necessary to provide working capital. Financing may not be available, and, if available, it may not be available on acceptable terms. Should we secure such financing, it could have a negative impact on our financial condition and our shareholders. The sale of debt would, among other things, adversely impact our balance sheet, increase our expenses and increase our cash flow requirements. The sale of equity would, among other things, result in dilution to our shareholders. If our cash flows from operations are significantly less than projected, then we would either need to cut back on our budgeted spending, look to outside sources for additional funding or a combination of the two. If we are unable to access sufficient funds when needed, obtain additional external funding or generate sufficient revenue from the sale of our products, we could be forced to curtail or possibly cease operations. On June 27, 2008, we entered into a Securities Purchase Agreement with Tangiers Investors, LP whereby Tangiers may purchase up to $4 million of the Company’s common stock.

We have experienced net losses from continuing operations of $5,994,004 and $5,688,732 for the years ended December 31, 2007 and 2006, respectively. At December 31, 2007, we had $338,828 in cash. However, at December 31, 2007, we had a working capital deficit of $9,395,262. We will continue to carry a deficit until such time, if ever, that we can increase our assets and reduce our significant liabilities which are currently composed of notes payable, accounts payable and accrued expenses. While reducing the working capital deficit is our long-term goal, we do not foresee this occurring in the near future. We currently collect cash receipts from operations through both of our subsidiaries: Cord and Rain. In addition, the CorCell business also collects cash receipts through its Pennsylvania office. However, all corporate expenses such as legal, auditing, investor relations and interest are currently being paid through Cord. Cord's cash flows from operations are not currently sufficient to fund operations in combination with these corporate expenses. Because of this shortfall, we have had to obtain additional capital through other financing sources.

Financial Condition and Results of Operations as of December 31, 2007

As of December 31, 2007, total assets increased 821% to $6,733,000, compared to $731,000 as of December 31, 2006. Items of significance include an increase in Customer Lists and Customer Contracts of over $4.6 million as a consequence of  the Company's acquisitions, and an increase of approximately $1.2 million of deferred financing costs resulting from the recording of deferred financing costs resulting from the issuance of warrants and convertible debentures on the financing of its acquisition of CorCell

As of December 31, 2007, total liabilities increased 43% to approximately $9.9 million as compared to approximately $6.9 million as of December 31, 2006. Significant items include increases in accounts payable and accrued expenses of approximately 109%, to approximately $2.8 million, which is primarily attributable to the Company's purchase of the liabilities of CorCell. There was also an 11% increase in promissory notes payable and related derivative liability, or approximately $566,000 which is primarily as a result of this same acquisition, along with re-financing of its existing debt, new debt of $1,162,000, and issuance of derivative liability for $5,435,000, offset by a reduction in value of $6,885,000.

At December 31, 2007, we had a working capital deficit of approximately $8,942,298. We will continue to carry a deficit until such time, if ever, that we can increase our assets and reduce our significant liabilities which are currently composed of notes payable, accounts payable and accrued expenses. While reducing the working capital deficit is our long-term goal, we do not foresee this occurring in the near future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not expand the use of fair value in any new circumstances. In February 2008, the FASB issued Staff Position No. FAS 157-1, which amended SFAS No. 157 to exclude SFAS No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under Statement 13. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination. Also in February 2008, the FASB issued Staff Position No. FAS 157-2, which delayed the effective date of SFAS No. 157 for non-financial assets and liabilities, except those items recognized at fair value on an annual or more frequently recurring basis to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years.  Adoption of SFAS No. 157 did not have a significant impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Adoption of SFAS No. 159 did not have a significant impact on the Company’s consolidated financial statements.

In June 2007, the FASB ratified the consensus on Emerging Issues Task Force (“EITF”) Issue No. 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”). EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for non-vested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007. The adoption did not have a significant impact on the Company’s consolidated financial statements.

 In June 2007, the FASB ratified the consensus reached on EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities (“EITF 07-3”), which requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and amortized over the period that the goods are delivered or the related services are performed, subject to an assessment of recoverability. EITF 07-3 will be effective for fiscal years beginning after December 15, 2007. The adoption of EITF 07-3 did not have an impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (“SFAS No. 160”) and a revision to SFAS No. 141, Business Combinations (“SFAS No. 141R”). SFAS No. 160 modifies the accounting for non-controlling interest in a subsidiary and the deconsolidation of a subsidiary. SFAS No. 141R establishes the measurements in a business combination of the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree. Both of these related statements are effective for fiscal years beginning after December 15, 2008. Currently, the Company does not expect the adoption of SFAS No. 161 will have an impact on our consolidated financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin 110 (“SAB 110”), which expresses the views of the Staff regarding use of a “simplified” method, as discussed in SAB 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with Statement of Financial Accounting Standards No. 123R. SAB 110 will allow, under certain circumstances, the use of the simplified method beyond December 31, 2007 when a Company is unable to rely on the historical exercise data.

In March 2008, the Financial Accounting Standards Board or FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which amends SFAS No. 133. The statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Currently, the Company does not expect the adoption of SFAS No. 161 will have an impact on our consolidated financial statements.

In April 2008, the FASB issued Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “ Goodwill and Other Intangible Assets .”  The Position is effective for fiscal years beginning after December 15, 2008 and only applies prospectively to intangible assets acquired after the effective date.  Early adoption is not permitted.  The Company is currently evaluating the impact this statement will have on our results of operations and financial position.

In May 2008, the FASB issued Staff Position No. Accounting Principles Board 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement ) (“FSP No. APB 14-1”).  FSP No. APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate.  FSP No. APB 14-1 is effective for us as of January 1, 2009.  Currently, the Company does not expect the adoption of FSP No. APB 14-1 will have an impact on our consolidated financial statements.

DESCRIPTION OF PROPERTY

Our principal office is located at 501 Santa Monica Blvd., Suite 700, Santa Monica, CA 90401. The property is a suite of approximately 2,200 square feet. The property is leased from an unaffiliated third party for a period of 5 years ending September 2012. The monthly lease payments are approximately $9,500. Chris, the space was subleased commencing in June.

A second office is located at 1717 Arch Street, Suite 1410, Philadelphia, PA 90401. The property is a suite of approximately 7,000 square feet. The property is leased from an unaffiliated third party for a period of 5 years, renewable annually in September, ending in September 2012. The monthly lease payments are approximately $14,000 per month. The Company has negotiated an early termination to this lease prior to the September 2008 renewal date and relocated to smaller space of approximately 1,000 square feet at 221 S. 12th St., #314S,

Philadelphia, PA 19106 at an approximate lease amount of $1400 per month.

We maintain fire and casualty insurance on our leased property in an amount deemed adequate by management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into transactions with a value in excess of $120,000 with an officer, director or beneficial owner of 5% or more of our common stock, or with a member of the immediate family of any of the foregoing named persons or entities, as follows:

Loan

On May 11, 2007, Ms. Stephanie Schissler, our former President and Chief Operating Officer, who is the spouse of the Company's Chief Executive Officer, loaned $121,500 to the Company, to be repaid in 36 equal monthly installments of $3,908. The Company signed a Promissory Note, which carries interest at the rate of 10% per annum. In addition, the Company pledged as security 2,500,000 common shares to be held in treasury until the loan is paid off. At June 30, 2008, the balance remaining on this loan was $168,495.

Consulting Agreement

On January 1, 2007, we renewed our one-year consulting agreement with Stephanie Schissler, The agreement entitles Ms. Schissler to a $10,000 per month retainer and stock option incentives for her services in relation to strategic corporate planning and other business related matters. The agreement automatically renews, unless a 60-day written notice of cancellation is provided by either the Company or Ms. Schissler.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is traded on the OTC Bulletin Board, under the symbol CBAI.OB. The most recent price for our common stock as of August 26, 2008 was $0.0075.

The following table sets forth, for the periods indicated, the high and low bid prices of the Company's Common Stock traded on the OTC Bulletin Board for the fist quarter ended March 31, 2008 and the fiscal years ended December 31, 2007, and December 31, 2006. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Common Stock
Fiscal Year 2008	High	Low
First Quarter	$0.02	$0.08
Second Quarter	__.019	.009

	Common Stock
Fiscal Year 2007	High	Low
First Quarter	$0.24	$0.087
Second Quarter	$0.11	$0.041
Third Quarter	$0.065	$0.034
Fourth Quarter	$0.055	$0.016
	Common Stock
Fiscal Year 2006	High	Low
First Quarter	$0.20	$0.13
Second Quarter	$0.27	$0.13
Third Quarter	$0.15	$0.07
Fourth Quarter	$0.15	$0.09

(b) Holders.  As of August 26, 2008, our Common Stock was held by approximately 640 shareholders of record. Our transfer agent is Interwest Transfer Company, Inc., with offices at 1981 East 4800 South, Suite 100, P.O. Box 17136, Salt Lake City, Utah 84117, phone number 801-272-9294. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares of stock.

(c) Dividends.  We have never declared or paid a cash dividend. There are no restrictions on the common stock or otherwise that limit our ability to pay cash dividends if declared by the Board of Directors. We do not anticipate declaring or paying any cash dividends in the foreseeable future.

(d)  Securities Authorized for Issuance Under Equity Compensation Plans.

Equity Compensation Plan Information

The following table sets forth the information indicated with respect to our compensation plans as of December 31, 2007, under which our common stock is authorized for issuance.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,808,140	$0.26	2,191,860
Equity compensation plans not approved by security holders	N/A
Total	5,808,140		2,191,860

EXECUTIVE COMPENSATION

Overview

The following is a discussion of our program for compensating our named executive officers and directors. Currently, we do not have a compensation committee, and as such, our board of directors is responsible for determining the compensation of our named executive officers.

Compensation Program Objectives and Philosophy

The primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executives possible, to assure that our executives are compensated effectively in a manner consistent with our strategy and competitive practice and to align executives compensation with the achievement of our short- and long-term business objectives.

The board of directors considers a variety of factors in determining compensation of executives, including their particular background and circumstances, such as their training and prior relevant work experience, their success in attracting and retaining savvy and technically proficient managers and employees, increasing our revenues, broadening our product line offerings, managing our costs and otherwise helping to lead our Company through a period of rapid growth.

In the near future, we expect that our board of directors will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our Company and with the full authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers. We expect that our compensation committee will continue to follow the general approach to executive compensation that we have followed to date, rewarding superior individual and company performance with commensurate cash compensation.

Elements of Compensation

Our compensation program for the named executive officers consists primarily of base salary. There is no bonus plan, retirement plan, long-term incentive plan or other such plans.  The Company is a development stage company with limited revenue.  As such we have not yet obtained a consistent revenue stream with which to fund employee salaries and bonus plans.  The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience.

Base Salary

Our named executive officers receive base salaries commensurate with their roles and responsibilities. Base salaries and subsequent adjustments, if any, are reviewed and approved by our board of directors annually, based on an informal review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. The base salaries paid to our named executive officers in 2007 are reflected in the Summary Compensation Table below.

Stock-Based Awards under the Equity Incentive Plan

We provide equity awards as a component of compensation, and we presently.  Our Stock Option Plan permits the granting of stock options to its employees, directors, consultants and independent contractors for up to eight million shares of our common stock. We believe that such awards encourage employees to remain employed by the Company and also to attract persons of exceptional ability to become employees of the Company.

Employment Agreements

On July 16, 2008, CBAI entered into a one-year employment agreement with Matthew L. Schissler (the "Executive Agreement"). Pursuant to his Executive Agreement, Mr. Schissler serves as Chairman and Chief Executive Officer of CBAI at an annual salary of $165,000 through July 14, 2009. The Executive Agreement entitles Mr. Schissler to receive a performance bonus of up to 30% of his salary, as well as certain other benefits, including stock options. Mr. Schissler is subject to non-competition and confidentiality requirements. This agreement will automatically be renewed for a period of two years, with an increase in base salary of 5%. CBAI also entered into a one-year employment agreement with Mr. Joe Vicente. Pursuant to his Agreement, Mr. Vicente serves as Vice President of CBAI at an annual salary of $115,000 through July 14, 2009. The Executive Agreement entitles Mr. Vicente to receive a performance bonus of up to 25% of his salary, as well as certain other benefits, including stock options. Mr. Vicente is subject to non-competition and confidentiality requirements. This agreement will automatically be renewed for a period of two years, with an increase in base salary of 5%.

Retirement Benefits

Currently, we do not provide any company sponsored retirement benefits to any employee, including the named executive officers.

Perquisites

Historically, we have not  provided our named executive officers with any perquisites and other personal benefits. We do not view perquisites as a significant element of our compensation structure, but do believe that perquisites can be useful in attracting, motivating and retaining the executive talent for which we compete. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our by our board of directors.

Compensation of Our Board of Directors

On January 26, 2006 the Company’s board of directors approved a board compensation plan through 2008. Shares issued as compensation for one year of service in 2007 and 2006 are based on the closing stock price of the last business day of 2007 and on the closing stock price on January 25, 2006, respectively, divided by $10,000. Shares issued as compensation for one year of service in 2008 will be based on the closing stock price of the last business day of 2007, divided by $10,000.

Summary Compensation Table

The following table sets forth the compensation paid to our chief executive officer for each of our last two completed fiscal years. No other officer received compensation greater than $100,000 for either fiscal year.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Matthew L. Schissler Chairman, Chief Executive Officer	2007	150,000	0	0	0	0	0	36,000	186,000
	2006	150,000	25,000	10,000	55,068	0	0		240,068

Outstanding equity awards at fiscal year end.

The following table sets forth information with respect to the outstanding equity awards of our principal executive officers and principal financial officers during 2007, and each person who served as an executive officer of Cord Blood as of December 31, 2007:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Of Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Matthew L. Schissler	250,000	0	250,000	0.25	4/29/14	0	0	0	0
	20,255	0	0	0.18	7/1/15	0	0	0	0
	1,600,000	0	0	0.31	9/12/15	0	0	0	0
	250,000	0	0	0.20	12/31/15	0	0	0	0

Directors Compensation Table

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)
Matthew Schissler	--	$10,000	(1)	--	--	--	--	$10,000
Timothy McGrath	--	$10,000		--	--	--	--	$10,000
Richard Neeson	--	$10,000		--	--	--	--	$10,000
Joseph R. Vicente	--	$10,000		--	--	--	--	$10,000

(1) These stock awards were awarded in his capacity as a director. He also received additional stock option awards in his capacity as an executive officer.

CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED MARCH 31, 2008

Page
40	BALANCE SHEETS AS OF JUNE 30, 2008

41	STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

42	STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND 2007

43	STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

45	NOTES TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Page
53	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

54	BALANCE SHEETS AS OF DECEMBER 31, 2007

55	STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

56	STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIENCY) EQUITY FOR THE YEAR ENDED DECEMBER 31, 2007 AND 2006

57	STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

59	NOTES TO FINANCIAL STATEMENTS

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

AS OF JUNE 30, 2008 AND DECEMBER 31, 2007

ASSETS
Current assets:	June 30, 2008	December 31, 2007
Cash	$34,482	$338,828
Accounts receivable, net of allowance for doubtful accounts of $35,000	146,464	92,559
Supplies	5,345	5,345
Prepaid expenses	18,633	67,544
	204,924	504,276
Property and equipment, net of accumulated depreciation and amortization of $252,908 and $204,806	90,269	138,370
Deferred financing costs	931,287	1,210,109
Customer contracts and relationships, net of amortization of $658,083 and $438,533	4,612,109	4,868,967
Deposits	20,130	10,683
Domain name, net of amortization of $94 and $73	305	326
Other assets	670	670
	$5,859,694	$6,733,401
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,069,026	$999,393
Accrued expenses	1,969,419	1,830,809
Deferred revenue	1,081,994	1,043,260
Wages owing to Officers	112,865	--
Advances from Officers	168,495	188,955
Capital lease obligations	2,246	3,734
Derivatives Liability	2,040,092	1,309,854
Promissory notes payable, net of unamortized discount of $2,715,008 and $4,086,914	5,610,727	4,523,533
Total current liabilities	12, 054,864	9,899,538
Stockholders’ deficit:
Preferred stock, $.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	--	--
Common stock, $.0001 par value, 300,000,000 shares authorized, 242,853,159 and 195,558,923 shares issued and outstanding, inclusive of treasury shares	24,285	19,569
Additional paid-in capital	27,696,934	31,985,408
Common stock held in treasury stock, 41,266,667 and 46,266,667 shares	(12,159,833)	(17,159,833)
Accumulated deficit	(21,756,556)	(18,011,281)
Total stockholders’ deficit	(6,195,170)	(3,166,137)
Total liabilities and stockholders’ deficit	$5,859,694	$6,733,401

See the accompanying notes to condensed consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

	SIX-MONTH PERIOD	SIX-MONTH PERIOD
	ENDED	ENDED
	JUNE 30,	JUNE 30,
	2008	2007
Revenue	$2,401,762	$4,043,547
Cost of services	(1, 072,165)	(2,647,527)
Gross profit	1,329,597	1,396,020
Administrative and selling expenses	(1,891,851)	(2,026,572)
Loss from Operations	(562,254)	(630,552)
Interest expense and change in derivative liability	(3, 186,298)	(2,442,883)
Net loss before income taxes	(3,748,552)	(3,073,435)
Income taxes	--	--
Net loss	(3,748,552)	(3,073,435)
Basic and diluted loss per share	$(0.02)	$(0.04)
Weighted average common shares outstanding	214,573,655	78,720,661

See the accompanying notes to condensed consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND 2007

	THREE-MONTH PERIOD	THREE-MONTH PERIOD
	ENDED	ENDED
	JUNE 30,	JUNE 30,
	2008	2007
Revenue	$1,057,262	$2,345,544
Cost of services	(371,391)	(1,548,783)
Gross profit	685,871	796,761
Administrative and selling expenses	(843,611)	(1,091,824)
Loss from Operations	(157,740)	(295,063)
Interest expense and change in derivative liability	(2,341,402)	(1,463,409)
Net loss before income taxes	(2,499,142)	(1,758,472)
Income taxes	--	--
Net loss	(2,499,142)	(1,758,472)
Basic and diluted loss per share	$(0.01)	$(0.02)
Weighted average common shares outstanding	231,955,641	99,267,876

See the accompanying notes to condensed consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) FOR

THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

	SIX-MONTH	SIX-MONTH
	PERIOD ENDED	PERIOD ENDED
	JUNE 30,	JUNE 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(3,748,552)	$(3,073,435)
Adjustments to reconcile net loss to net cash used in operating activities:

Issuance of stock for services	454,252	689,084
Gain on exercise of warrants	(150,007)	--
Amortization of loan discount	1,371,904	1,560,614
Amortization of deferred financing costs	278,822	--
Depreciation and amortization	304,981	222,519
Change in value of derivative liability	958,359	--
Share based compensation	--	3,566
Net change in operating assets and liabilities	348,678	657,592
Net cash used in (provided by) operating activities	(181,563)	59,940
Cash flows from investing activities:
Purchase of CorCell	--	16,614
Purchase of property and equipment		(2,937)
Net cash provided by investing activities	--	13,677
Cash flows from financing activities:
Repayments on loans payable	(367,613)	(315,210)
Proceeds from advances from officers	15,538	223,725
Issuance of common shares for cash	183,877	131,650
Proceeds from issuance of notes payable	82,900	211,400
Payments on capital lease obligations	(1,487)	(2,773)
Payments on advances from officers	(35,998)	(42,309)
Net cash provided by (used in) financing activities	(122,783)	206,483
Net increase (decrease) in cash	(304,346)	280,100
Cash and cash equivalents, at beginning of period	338,828	21,566
Cash and cash equivalents, at end of period	$34,482	$301,666

See the accompanying notes to condensed consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) FOR

THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

	SIX-MONTH	SIX-MONTH
	PERIOD ENDED	PERIOD ENDED
	JUNE 30,	JUNE 30,
	2008	2007
Supplemental disclosures of cash flow information:
Cash paid for interest	$86,311	$96,092
Supplemental disclosures of non-cash investing and financing activities:
Proceeds from debt issuance, in escrow		250,000
Discount on issuance of debt with detachable warrants	--	4,845,000
Shares issued for the acquisition of CorCell business	--	1,761,077
Debt repaid through issuance of common stock		$690,416

See the accompanying notes to condensed consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2008

Note 1.

Organization and Description of Business

Cord Blood America, Inc. ("CBAI"), formerly D&A Lending, Inc., was incorporated in the State of Florida on October 12, 1999. CBAI's headquarters are located in Los Angeles, California. CBAI is primarily a holding company whose subsidiaries include Cord Partners, Inc., CorCell Co. Inc., CorCell Ltd., (“Cord”), CBA Professional Services, Inc. D/B/A BodyCells, Inc. ("BodyCells"), CBA Properties, Inc. ("Properties"), and Career Channel Inc, D/B/A Rainmakers International ("Rain"). CBAI and its subsidiaries engage in the following business activities:

•

Cord specializes in providing private cord blood stem cell preservation services to families.

•

BodyCells is a developmental stage company and intends to be in the business of collecting, processing and preserving peripheral blood and adipose tissue stem cells allowing individuals to privately preserve their stem cells for potential future use in stem cell therapy.

•

Properties was formed to hold the corporate trademarks and other intellectual property of CBAI.

•

Rain specializes in creating direct response television and radio advertising campaigns, including media placement and commercial production.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that may be necessary in the event CBAI cannot continue as a going concern.

Note 2.

Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements of Cord Blood America, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The consolidated financial statements reflect all normal recurring adjustments, which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods shown. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period. Certain prior period amounts have been reclassified to conform to the current period presentation. The information included in these unaudited consolidated financial statements should be read in conjunction with Management's Discussion and Analysis and Plan of Operations contained in this report and the audited consolidated financial statements and accompanying notes included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007.

Basis of Consolidation

The consolidated financial statements include the accounts of CBAI and its wholly owned subsidiaries, Cord, CorCell Co, CorCell Ltd., BodyCells, Properties and Rain. Significant inter-company balances and transactions have been eliminated upon consolidation.

Deferred Revenue

Deferred revenue for Cord consists of payments for enrollment in the program and processing of umbilical cord blood by customers whose samples have not yet been collected, as well as the pro-rata share of annual storage fees for customers whose samples were stored during the year. For Cord customers who have enrolled in the Annual Payment Option, revenue is recognized in the amount of each payment as received. Deferred revenue for Rain consists of payments for per inquiry leads that have not yet been delivered or media buys that have not yet been placed.

Valuation of Derivative Instruments

SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” requires that embedded derivative instruments be bifurcated and assessed, along with free-standing derivative instruments such as warrants, on their issuance date and in accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” to determine whether they should be considered a derivative liability and measure at their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option pricing formula. At June 30, 2008, the Company adjusted its derivative liability to its fair value, and reflected the decrease in fair value of $, in its statement of operations, as a reduction of interest expense.

Revenue Recognition

CBAI recognizes revenue under the provisions of Staff Accounting Bulletin ("SAB") 104 "Revenue Recognition". Cord provides a combination of products and services to customers. This combination arrangement is evaluated under Emerging Issues Task Force (Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables," ("EITF 00-21"). EITF 00-21 addresses certain aspects of accounting for arrangements under multiple revenue generating activities. CBAI elected early adoption of EITF 00-21.

Cord Blood recognizes revenue from both enrollment fees and processing fees upon the completion of processing. Storage fees are recognized ratably over the contractual storage period, unless the customer enrolls in the Annual Payment Option.

Rain generates revenue from packaged advertising services, including media buying, marketing and advertising production services. Rain's advertising service revenue is recognized when the media ad space is sold and the advertising occurs. Rain's advertising production service revenue is derived through the production of an advertising campaign including, but not limited to, audio and video production, establishment of a target market and the development of an advertising campaign. Rain recognizes revenue generated from packaged advertising services provided to our clients using the "Gross" basis of Emerging Issues Task Force No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" (EITF 99-19).

Rain's revenue recognition policy involves significant judgments and estimates about the ability to collect. We assess the probability of collection based on a number of factors, including past transaction history and/or the creditworthiness of our clients' customers, which is based on current published credit ratings, current events and circumstances regarding the business of our client's customer and other factors that we believe are relevant. If we determine that collection is not reasonably assured, we defer revenue recognition until such time as collection becomes reasonably assured, which is generally upon receipt of cash payment. Rain recognizes revenue generated through per inquiry advertising as the inquiry leads are delivered to the customer.

Cost of Services

Costs for Cord are incurred as umbilical cord blood is collected. These costs include the transport of the umbilical cord blood from the hospital to the lab, the labs processing fees, and royalties. Cord expenses costs in the period incurred and does not defer any costs of sales. Costs for Rain include commercial productions costs, lead generation costs and media buys.

Net Loss Per Share

Net loss per common share is calculated in accordance with SFAS No. 128, Earnings per Share. Basic net loss per share is computed by dividing the net loss by the weighted average common shares outstanding of 214,573,655 and 78,720,661 for the six-months ended June 30, 2008 and 2007, respectively. Outstanding options to acquire common stock and warrants are not included in the computation of net loss per common share because the effects of inclusion are anti-dilutive.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not expand the use of fair value in any new circumstances. In February 2008, the FASB issued Staff Position No. FAS 157-1, which amended SFAS No. 157 to exclude SFAS No. 13, Accounting for Leases , and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under Statement 13. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination. Also in February 2008, the FASB issued Staff Position No. FAS 157-2, which delayed the effective date of SFAS No. 157 for non-financial assets and liabilities, except those items recognized at fair value on an annual or more frequently recurring basis to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years.  Adoption of SFAS No. 157 did not have a significant impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Adoption of SFAS No. 159 did not have a significant impact on the Company’s consolidated financial statements.

In June 2007, the FASB ratified the consensus on Emerging Issues Task Force (“EITF”) Issue No. 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”). EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for non-vested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007. The adoption did not have a significant impact on the Company’s consolidated financial statements.

In June 2007, the FASB ratified the consensus reached on EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities (“EITF 07-3”), which requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and amortized over the period that the goods are delivered or the related services are performed, subject to an assessment of recoverability. EITF 07-3 will be effective for fiscal years beginning after December 15, 2007. The adoption of EITF 07-3 did not have an impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (“SFAS No. 160”) and a revision to SFAS No. 141, Business Combinations (“SFAS No. 141R”). SFAS No. 160 modifies the accounting for non-controlling interest in a subsidiary and the deconsolidation of a subsidiary. SFAS No. 141R establishes the measurements in a business combination of the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree. Both of these related statements are effective for fiscal years beginning after December 15, 2008. Currently, the Company does not expect the adoption of SFAS No. 161 will have an impact on our consolidated financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin 110 (“SAB 110”), which expresses the views of the Staff regarding use of a “simplified” method, as discussed in SAB 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with Statement of Financial Accounting Standards No. 123R. SAB 110 will allow, under certain circumstances, the use of the simplified method beyond December 31, 2007 when a Company is unable to rely on the historical exercise data.

In March 2008, the Financial Accounting Standards Board or FASB issued SFAS No. 161, “ Disclosures about Derivative Instruments and Hedging Activities ,” which amends SFAS No. 133. The statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Currently, the Company does not expect the adoption of SFAS No. 161 will have an impact on our consolidated financial statements.

In April 2008, the FASB issued Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets , which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “ Goodwill and Other Intangible Assets .”  The Position is effective for fiscal years beginning after December 15, 2008 and only applies prospectively to intangible assets acquired after the effective date.  Early adoption is not permitted.  The Company is currently evaluating the impact this statement will have on our results of operations and financial position.

In May 2008, the FASB issued Staff Position No. Accounting Principles Board 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement ) (“FSP No. APB 14-1”).  FSP No. APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate.  FSP No. APB 14-1 is effective for us as of January 1, 2009.  Currently, the Company does not expect the adoption of FSP No. APB 14-1 will have an impact on our consolidated financial statements.

Going Concern

CBAI's consolidated financial statements have been prepared assuming it will continue as a going concern. CBAI has experienced recurring net losses from operations, which losses have caused an accumulated deficit of approximately $21.8 million as of June 30, 2008. In addition, CBAI has a working capital deficit of approximately $11.8 million as of June 30, 2008. These factors, among others, raise substantial doubt about CBAI's ability to continue as a going concern.

Management has been able, thus far, to finance the losses and the growth of the business, through private placements of its common stock, the issuance of debt and proceeds from the Equity Distribution Agreement, the Shelter Securities Purchase Agreement and the Enable Securities Purchase Agreement. CBAI is continuing to attempt to increase revenues within its core businesses. In addition, CBAI is exploring alternate ways of generating revenues through acquiring other businesses in the stem cell industry.  In June, 2008, the Company announced the signing of a Securities Purchase Agreement with Tangiers Investors, LP, whereby Tangiers may purchase up to $4 million of the Company’s common stock. As well, the Company has taken steps to reduce its overall spending through the reduction of headcount and cuts in sales and administrative expenses. The ongoing execution of CBAI's business plan is expected to result in operating losses over the next twelve months. There are no assurances that CBAI will be successful in achieving its goals of increasing revenues and reaching profitability.

In view of these conditions, CBAI's ability to continue as a going concern is dependent upon its ability to meet its financing requirements, and to ultimately achieve profitable operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event CBAI cannot continue as a going concern.

Reclassification of Expenses

The Company has re-classed some of its expenses in the comparative Consolidated Statement of Operations to conform to the current presentation .

Note 3.

Accrued Expenses

The components of accrued expenses at June 30, 2008 are summarized as follows:

June 30,
2008
Accrued interest and related financing expenses	$1,863,263
Deferred Rent	24,648
Other	81,508
$1,969,419

Note  4.

Notes and Loans Payable

Shelter Island Opportunity Fund

In February 2007, the company contracted a note payable in the amount of $2,300,000. In connection with the agreement, the note holder was issued warrants to purchase shares of the Company at $0.037 per share. In March 2008, the Company offered the warrant holders to reduce the conversion price to $0.0086 per share, if exercised in March, 2008. This offer was extended through the end of July, 2008. In May, 2008, Shelter exercised 20,270,270 warrants and received 2,837,238 shares on a cashless basis.

Enable Capital

In November 2007, the Company contracted a 0% convertible debenture with Enable Capital for a face amount of $1,931,106, and net proceeds of $1,369,000. The note is convertible at $0.03 per share or 96% of market price as defined. The Company used $544,000 of the proceeds to pay down its accrued interest to Cornell. In connection with this convertible note, the Company issued a warrant to purchase 48,277,655 shares of the Company's common stock at an exercise price of $0.037 per share. In March 2008, the Company offered the warrant holders to reduce the conversion price to $0.0086 per share, if exercised in March, 2008. This offer was extended through the end of July, 2008  Warrant holders exercised warrants and purchased 21,649,624 shares at $0.0086. This was treated as an inducement to exercise, and it resulted in a gain of $150,007, as the value of the related derivative liability was higher than the value of the modified warrants at the date of exercise.  On May 30, 2008, due to anti-dilution provisions, the Company issued warrants to Enable Capital to purchase 9,655,531 Common Shares at $0.0086 per share.

Note  5.

Commitments and Contingencies

Agreements

Progenitor Cell Therapy, LLC - The Company entered into an agreement on August 1, 2007, with Progenitor Cell Therapy, LLC (PCT) to process, test and store all umbilical cord blood samples collected.  The agreement has a five year term and contains termination provisions for each party.

Pharmastem

In March 2004, Cord entered into a Patent License Agreement with the holder of patents utilized in the collection, processing, and storage of umbilical cord blood to settle litigation against Cord for alleged patent infringements. The

Patent License Agreement calls for royalties of 15% of processing and storage revenue, with a minimum royalty of $225 per specimen collected, on all specimens collected after January 1, 2004 until the patents expire in 2010.

Employment Agreements

On July 16, 2008, CBAI entered into a one-year employment agreement with Matthew L. Schissler (the "Executive Agreement"). Pursuant to his Executive Agreement, Mr. Schissler serves as Chairman and Chief Executive Officer of CBAI at an annual salary of $165,000 through July 14, 2009. The Executive Agreement entitles Mr. Schissler to receive a performance bonus of up to 30% of his salary, as well as certain other benefits, including stock options. Mr. Schissler is subject to non-competition and confidentiality requirements. This agreement will automatically be renewed for a period of two years, with an increase in base salary of 5%. CBAI also entered into a one-year employment agreement with Mr. Joe Vicente. Pursuant to his Agreement, Mr. Vicente serves as Vice President of CBAI at an annual salary of $115,000 through July 14, 2009. The Executive Agreement entitles Mr. Vicente to receive a performance bonus of up to 25% of his salary, as well as certain other benefits, including stock options. Mr. Vicente is subject to non-competition and confidentiality requirements. This agreement will automatically be renewed for a period of two years, with an increase in base salary of 5%.

Liquidated Damages

The Company accounts for its liquidated damages under FAS 5.  The Company did not file a registration statement within 270 days, as required by its Registration Rights Agreement related to this financing agreement with Shelter Island Opportunity Fund.  However, the Company received a waiver from Shelter for the liquidated damages and accordingly, did not accrue the reasonably possible approximate liability of $100,000 in its financial statements.

Compensation of the Board of Directors

On January 26, 2006, CBAI's Board of Directors approved a Board Compensation Plan (the “Plan”) effective through 2008. The Plan called for shares of the Company’s common stock to be issued as compensation for the second year of service in 2007 and 2008 in an amount equal to $10,000.

Note 6.

Related Party Transactions and Commitments

Advances from Officers

In prior years, the Company received non-interest bearing advances from officers of CBAI. During the six months ended March 31, 2008, the Company repaid in full these advances. In addition, on May 11, 2007, Ms. Stephanie Schissler, CBAI's former President and Chief Operating Officer, who is the spouse of the Company's Chief Executive Officer, loaned $121,500 to the Company, to be repaid in 36 equal monthly installments of $3,908. The Company signed a Promissory Note, which carries interest at the rate of 10% per annum.. At June 30, 2008, the balance remaining on this loan was $83,324.

On June 14, 2007, Mr. Matt Schissler loaned $25,650 to the Company, to be repaid in 36 equal monthly installments of $828. The Company signed a Promissory Note, which carries interest at the rate of 10% per annum. At June 30, 2008, the balance remaining on this loan was $18,203.

On June 14, 2007, Ms. Stephanie Schissler loaned a further $76,950 to the Company, to be repaid in 36 equal monthly installments of $2,483. The Company signed a Promissory Note, which carries interest at the rate of 10% per annum. At June 30, 2008, the balance remaining on this loan was $54,616.

On January 25, 2008, Ms. Stephanie Schissler loaned a further $9,400 to the Company; repayment terms have not yet been worked out between the parties.

On April 1, 2008, Ms. Stephanie Schissler loaned a further $6,138 to the Company; repayment terms have not yet been worked out between the parties.

The total balance owing to the officers of CBAI at June 30, 2008 was $168,495.

In addition, Mr. Matt Schissler and Mr. Joe Vicente, officers of the Company, have deferred receipt of a portion of their salaries, totaling $112,865 at June 30, 2008.

Consulting Agreement

On January 1, 2006, CBAI entered into a one-year consulting agreement with Stephanie Schissler, The agreement entitles Ms. Schissler to a $10,000 per month retainer and stock option incentives for her services in relation to strategic corporate planning and other business related matters. The agreement automatically renews, unless a 60-day written notice of cancellation is provided by either CBAI or Ms. Schissler.

Note 7.

Share Based Compensation

Stock Option Plan

The Company's Stock Option Plan permits the granting of stock options to its employees, directors, consultants and independent contractors for up to 8.0 million shares of its common stock. The Company believes that such awards encourage employees to remain employed by the Company and also to attract persons of exceptional ability to become employees of the Company.

Stock options that vest at the end of a one-year period are amortized over the vesting period using the straight-line method. For stock options awarded using graded vesting, the expense is recorded at the beginning of each year in which a percentage of the options vests.

At June 30, 2008, the Company’s stock option activity was as follows:

	Stock Options	Weighted Average Exercise Price
Outstanding, January 1, 2008	5,808,140	$0.26
Granted	0
Exercised	0
Forfeited/Expired	0
Outstanding, June 30, 2008	5,808,140	$0.26
Exercisable at June 30, 2008	5,558,140	$0.26

A summary of the activity for unvested employee stock options as of June 30, 2008, and changes during the year is presented below:

	Stock Options	Weighted Average Grant Date Fair Value per Share
Nonvested at January 1, 2008	765,000	$0.17
Granted	0	-
Vested	(515,000)	$0.14
Forfeited	0	-
Nonvested at June 30, 2008	250,000	$0.23

The following table summarizes significant ranges of outstanding stock options under the stock option plan at June 30, 2008:

Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Contractual Life	Weighted Average Exercise Price
$0.01 — 0.20	973,192	7.41	$0.19	898,192	7.41	$0.19
$0.21 — 0.30	3,028,850	6.38	0.25	2,853,850	6.37	0.25
$0.31 — 0.51	1,806,098	7.19	0.31	1,806,098	7.19	0.31
	5,808,140	6.81	$0.26	5,558,110	6.81	$0.26

Note 8.

Warrant Agreements

On March 10, 2008, Enable Capital, a warrant holder, exercised their right to purchase 9,972,000 shares of the Company’s Common Stock at $0.0086 per share.

On April 7 and May 29, 2008 respectively, Enable Capital exercised their right to purchase 7,127,624 and 5,250,000 shares of the Company’s Common Stock at $0.0086 per share.

On May 30, 2008, due to anti-dilution provisions, the Company issued warrants to Enable Capital to purchase 9,655,531 Common Shares at $0.0086 per share. On the same date, Shelter Island exchanged their rights to purchase 20,270,270 Common Shares at $0.037 per share and received 2,837,838 common shares on a cashless basis.

During the six months ended June 30, 2008, the Company issued shares of common stock, which reduced the total number of shares available for the exercise of warrants. Warrants with a value of $140,000, which were previously recorded as equity were than classified as liability during the six months ended June 30, 2008.

The following table summarizes the warrants outstanding and exercisable at June 30, 2008:

WARRANTS OUTSTANDING	EXERCISE PRICE	MATURITY DATE
1,000,000	$0.1875	09/19/2009
14,285,000	$0.101	09/09/2010
8,285,000	$0.101	09/09/2010
40,000,000	$0.101	02/12/2012
29,544,698	$0.037	11/26/2012
9,655,531	$0.0086	05/30/2013
Total 102,770,229

Note 9.

Stockholder’s Equity

Preferred Stock

CBAI has 5,000,000 shares of $.0001 par value preferred stock authorized. No preferred stock has been issued to date.

Common Stock

During the first six months of 2008, the Company issued 633,588 common shares to certain of its employees and 1,764,705 common shares to its directors. It also issued 11,475,325 in exchange for services rendered and for the payment of certain accounts payable.

During the first six months ending June 30, 2008, a warrant holder exercised a portion of their warrants, or 21,649,624 shares at the special exercise price of $0.0086, providing approximately $186,000 of cash.

In the first six months of 2008, the Company issued 16.6 million common shares in relation to delays, changes or extensions in terms of loan financings.

As of June 30, 2008 CBAI had 242,853,159 shares of Common Stock outstanding. An additional 41,266,667 shares has been issued and remains in the Company’s treasury.

In the Company’s recent proxy, it has asked the shareholders to approve an increase in its authorized capital to 950,000,000 common shares.

Note 12.

Segment Reporting

SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," requires that public business enterprises report financial and descriptive information about its reportable operating segments. CBAI has two operating segments. Cord generates revenues related to the processing and preservation of umbilical cord blood. Rain generates revenues related to television and radio advertising. All of its long-lived assets are located in, and substantially all of its revenues are generated from within, the United States of America.

The table below presents certain financial information by business segment for the six months ended June 30, 2008:

		Adipose/	Radio/
	Umbilical	Peripheral	Television	Segments	Consolidated
	Cord Blood	Blood	Advertising	Total	Total
Revenue from External Customers	$1,768,892	$0	$632,870	$2,401,762	$2,401,762
Interest Expense	3,182,426	0	3,872	3,186,298	3,186,298
Depreciation and Amortization	304,981	0	0	304,981	304,981
Segment Income (Loss)	(4,053,307)		304,755	(3,748,552)	(3,748,552)
Segment Assets	$5,706,639	$97	$152,958	$5,859,694	$5,859,694

The table below presents certain financial information by business segment for the six months ended June 30, 2007:

		Adipose/	Radio/
	Umbilical	Peripheral	Television	Segments	Consolidated
	Cord Blood	Blood	Advertising	Total	Total
Revenue from External Customers	$1,869,236	$0	$2,174,311	$4,043,547	$4,043,547
Interest Expense	1,881,632	0	241	1,881,973	1,881,973
Depreciation and Amortization	222,517	0	22	222,539	222,539
Segment Income (Loss)	(3,343,265)		269,830	(3,073,435)	(3,073,435)
Segment Assets	$6,000,262	$197	$342,285	$6,342,744	$6,342,744

The table below presents certain financial information by business segment for the three months ended June 30, 2008:

		Adipose/	Radio/
	Umbilical	Peripheral	Television	Segments	Consolidated
	Cord Blood	Blood	Advertising	Total	Total
Revenue from External Customers	$872,481	$0	$184,781	$1,057,262	$1,057,262
Interest Expense	2,337,809	0	3,593	2,341,402	2,341,402
Depreciation and Amortization	148,391	0		148,391	148,391
Segment Income (Loss)	(2,526,475)		27,333	(2,499,142)	(2,499,142)
Segment Assets	$5,706,639	$97	$152,958	$5,859,694	$5,859,694

The table below presents certain financial information by business segment for the three months ended June 30, 2007:

		Adipose/	Radio/
	Umbilical	Peripheral	Television	Segments	Consolidated
	Cord Blood	Blood	Advertising	Total	Total
Revenue from External Customers	$1,024,947	$0	$1,320,597	$2,345,544	$2,345,544
Interest Expense	1,086,098	0	135	1,086,233	1,086,233
Depreciation and Amortization	150,516	0	11	150,527	150,527
Segment Income (Loss)	(1,971,199)		212,727	(1,758,472)	(1,758,472)
Segment Assets	$6,000,262	$197	$342,285	$6,342,744	$6,342,744

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Cord Blood America, Inc.

We have audited the accompanying consolidated balance sheet of Cord Blood America, Inc. and Subsidiaries as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2007 and 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards established by the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cord Blood America, Inc. and Subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has sustained recurring operating losses, continues to consume cash in operating activities, and has insufficient working capital and an accumulated deficit at December 31, 2007.  These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rose, Snyder & Jacobs

A Corporation of Certified Public Accountants

Encino, California

April 14, 2008

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2007

ASSETS
Current assets:
Cash	$338,828
Accounts receivable, net of allowance for doubtful accounts of $35,000	92,559
Prepaid expenses	67,544
Supplies	5,345
Total current assets	504,276
Property and equipment, net of accumulated depreciation and amortization of $204,806	138,370
Deposits	10,683
Customer contracts and relationships, net of amortization of $438,533	4,868,967
Deferred financing costs	1,210,109
Domain name, net of amortization of $73	326
Other assets	670
Total assets	$6,733,401
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$999,393
Accrued expenses	1,830,809
Deferred revenue	1,043,260
Due to stockholders	188,955
Capital lease obligations	3,734
Derivatives Liability	1,309,854
Promissory notes payable, net of unamortized discount of $4,086,914	4,523,533
Total current liabilities	9,899,538
Stockholders’ deficit:
Preferred stock, $.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	--
Common stock, $.0001 par value, 300,000,000 shares authorized, 195,558,923 shares issued and outstanding	19,569
Additional paid-in capital	31,985,408
Common stock held in treasury, 46,266,667 shares	(17,159,833)
Accumulated deficit	(18,011,281)
Total stockholders’ deficit	(3,166,137)
Total liabilities and stockholders’ deficit	$6,733,401

See the accompanying notes to consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Year Ended December 31,
	2007	2006
Revenue	$5,811,267	$3,328,336
Cost of services	3,838,018	3,047,423
Gross Profit	1,973,249	280,913

Administrative and selling expenses	5,883,998	3,816,565

Loss from operations	(3,910,749)	(3,535,652)

Interest expense	(2,083,255)	(2,112,505)
Other income	0	2,755

Net loss before income taxes	(5,994,004)	(5,645,402)

Income taxes	0	0

Loss from Continuing Operations	(5,994,004)	(5,645,402)
Discontinued Operations (see Note 14)	(0)	(43,330)
Net Loss	$(5,994,004)	$(5,688,732)
Basic and diluted loss per share:
Continuing operations	$(0.04)	$(0.14)
Discontinued operations	(0.00)	(0.00)
Net Loss	$(0.04)	$(0.14)
Weighted average common shares outstanding	141,940,070	41,469,655

See the accompanying notes to consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit
	Shares	Amount				Total
Balance, December 31, 2005	73,471,857	$7,347	$16,448,476	(11,560,000)	$(8,136,851)	$(3,241,028)
Shares Issued to vendor	2,500,000	250	349,750			350,000
Issuance of common stock upon loan conversion	818,794	82	74,918	-	-	75,000
Shares Issued for Cryobank asset purchase	703,518	70	139,930	-	-	140,000
Stock issued for services	321,270	32	49,218	-	-	49,250
Shares issued in connection with debt	500,000	50	59,950	-	-	60,000
Shares issued in connection with modification of debt terms	1,239,000	124	136,166			136,290
Shares issued as deposit on CorCell acquisition	2,563,636	256	299,744			300,000
Share based compensation			251,313			251,313
Shares issued as fees in connection with raising capital	1,000,000	100	90,900			91,000
Treasury shares	5,000,000	500	4,999,500	(5,000,000)		-
Amortization of warrants expense	-	-	1,260,862	-	-	1,260,862
Net Loss	-	-	-	-	(5,688,732)	(5,688,732)
Balance, December 31, 2006	88,118,075	8,811	24,160,727	(16,560,000)	(13,825,583)	(6,216,045)
Reclassification of derivative liability upon issuance of FSP 00-19-2					1,808,306	1,808,306
Shares issued for services	47,058,136	4,706	2,419,546			2,424,252
Shares issued for CorCell acquisition	18,694,795	1,883	1,915,511			1,917,394
Issuance of common shares for debt conversion	18,834,092	1,883	1,071,033			1,072,916
Shares issued for CureSource acquisition	196,080	20	9,980			10,000
Issuance of warrants			830,717			830,717
Share-based compensation	2,368,336	237	227,234			227,471
Shares issued for financing	12,122,742	1212	630,867			632,079
Share-based compensation			8,275			8,275
Treasury shares	8,166,667	817	599,016	(599,833)		-
Reclassification of derivative liability upon conversion of debt			112,502(			112,502
Net Loss					(5,994,004)	(5,994,004)
Balance, December 31, 2007	195,558,923	$19,569	$31,985,408	(17,159,833)	$(18,011,281)	$(3,166,137)

See the accompanying notes to consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Cash Flows from Operating Activities
Net Loss	$(5,994,004)	$(5,688,732)
Adjustments to reconcile net loss to net cash used in operating activities
Issuance of stock for services	2,299,893	535,540
Excess value of derivative liability over related loan proceeds	2,091,489	-
Amortization of deferred financing costs	217,623	-
Amortization of loan discount	2,742,498	1,426,646
Share based compensation	227,471	251,313
Provision for uncollectible accounts	24,900	19,420
Depreciation and amortization	521,856	39,752
Change in value of derivative liability	(4,663,638)	-
Loss on disposal of assets	-	16,354
Changes in operating assets and liabilities
Accounts receivable	279,862	89,867
Supplies	10,343	-
Prepaid expenses	58,686	6,729
Deposits	12,250	-
Deferred costs	(74,886)	-
Accounts payable	91,193	663,023
Accrued expenses	920,080	403,344
Deferred revenue	(27,993)	30,767
Net cash used in operating activities	(1,262,377)	(2,205,977)
Cash Flows from Investing Activities
Purchase of property and equipment	(2,937)	(16,083)
Acquisition of Cryobank	-	(120,000)
Acquisition of CorCell business	(1,878,047)	--
Acquisition of CureSource	(106,500)	-
Net cash used in investing activities	(1,987,484)	(136,083)
Cash Flows from Financing Activities
Proceeds from the issuance of notes payable	3,612,685	415,000
Payments on notes payable	(821,705)	(31,794)
Payments on capital lease obligations	(6,381)	(804)
Proceeds from advances from shareholders	246,408	15,974
Payments on advances from shareholders	(102,636)	(49,937)
Proceeds from issuance of common stock	638,752	-
Net cash provided by financing activities	3,567,123	348,439
Net increase (decrease) in cash and cash equivalents	317,262	(1,993,621)
Cash and Cash Equivalents, beginning of year	21,566	2,015,187
Cash and Cash Equivalents, end of year	$338,828	$21,566

See the accompanying notes to consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Supplemental disclosure of cash flow information:
Cash paid for interest	$749,093	$1,482
Supplemental Schedule of Non-Cash Investing and Financing Activities:
Issuance of common shares in connection with acquisition of CorCell	$1,917,394	$-
Issuance of common shares in connection with acquisition of CureSource	$10,000	$-
Conversion of debt into common shares	822,916
Payment of notes payable with common shares	250,000
Payment of accounts payable with common shares	205,196
Shares issued for purchase of Cryobank assets		$140,000
Shares issued for debt issuance costs	$244,683	$60,000
Shares issued to vendors		$350,000
Shares issued as deposit for CorCell		$300,000
Shares issued as fees for raising capital		$91,000

See the accompanying notes to consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007

Note 1.

Organization and Description of Business

Cord Blood America, Inc. ("CBAI"), formerly D&A Lending, Inc., was incorporated in the State of Florida on October 12, 1999. CBAI's headquarters are located in Los Angeles, California. CBAI is primarily a holding company whose subsidiaries include Cord Partners, Inc. (“Cord”), CorCell Co. Inc., CorCell Ltd., CBA Professional Services, Inc. D/B/A BodyCells, Inc. ("BodyCells"), CBA Properties, Inc. ("Properties"), Career Channel Inc, D/B/A Rainmakers International ("Rain"), and Family Marketing, Inc. ("Family"). CBAI and its subsidiaries engage in the following business activities:

•

Cord specializes in providing private cord blood stem cell preservation services to families.

•

BodyCells is a developmental stage company and intends to be in the business of collecting, processing and preserving peripheral blood and adipose tissue stem cells allowing individuals to privately preserve their stem cells for potential future use in stem cell therapy.

•

Properties was formed to hold the corporate trademarks and other intellectual property of CBAI.

•

Rain specializes in creating direct response television, radio, on-hold and motor sports advertising campaigns, including media placement and commercial production.

•

Family specialized in delivering leads through internet based lead generation to corporate customers in the business of family based products and services. Family was disposed of through a sale, which was completed in the third quarter of 2006. (see Note 14, Discontinued Operations)

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that may be necessary in the event CBAI cannot continue as a going concern. CBAI continues to search for additional capital to allow it to focus on successfully reaching its objectives and being profitable.

Note 2.

Summary of Significant Accounting Policies

Basis of Presentation and Going Concern

The accompanying financial statements of Cord Blood America, Inc. and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. CBAI has experienced recurring net losses from operations, which losses have caused an accumulated deficit of approximately $18 million as of December 31, 2007. In addition, CBAI has consumed cash in its operating activities of approximately $1,262,377 for the year ending December 31, 2007 and has a working capital deficit of $8,942,298 as of December 31, 2007. These factors, among others, raise substantial doubt about CBAI's ability to continue as a going concern.

Management has been able, thus far, to finance the losses and the growth of the business, through private placements of its common stock, the issuance of debt and proceeds from the Equity Distribution Agreement and Securities Purchase Agreement, and expects to continue to raise funds through debt and equity instruments. CBAI is continuing to attempt to increase revenues within its core businesses. In addition, CBAI is exploring alternate ways of generating revenues through acquiring other businesses in the stem cell industry. In addition, the Company has taken steps to reduce its overall spending through the reduction of headcount. The ongoing execution of CBAI's business plan is expected to result in operating losses over the next twelve months. There are no assurances that CBAI will be successful in achieving its goals of increasing revenues and reaching profitability.

In view of these conditions, CBAI's ability to continue as a going concern is dependent upon its ability to meet its financing requirements, and to ultimately achieve profitable operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event CBAI cannot continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of CBAI and its wholly owned subsidiaries, Cord, BodyCells, Properties, Rain and Family. Significant inter-company balances and transactions have been eliminated upon consolidation.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Accounts Receivable

Accounts receivable consist of the amounts due for the processing and storage of umbilical cord blood, advertising, commercial production and internet lead generation. Accounts receivable relating to deferred revenues are netted against deferred revenues for presentation purposes. The allowance for doubtful accounts is estimated based upon historical experience. The allowance is reviewed periodically and adjusted for accounts deemed uncollectible by management. Amounts are written off when all collection efforts have failed.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred while major replacement and improvements are capitalized as additions to the related assets. Sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the related asset and accumulated depreciation accounts with any gain or loss credited or charged to income upon disposition.

Intangible Assets

Intangible assets include primarily customer contracts and relationships as part of the acquisition of the CorCell and CureSource assets in 2007 (Note 3). Intangible assets are stated at cost. Amortization of intangible assets is computed using the sum of the years’ digits method, over an estimated useful life of 18 years. Estimated amortization expense for the next five years is as follows: 2008:$439,000; 2009: $413,000; 2010: $387,000; 2011: $361,000; 2012: $335,000.

Impairment of Long-Lived Assets

Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value.

Deferred Revenue

Deferred revenue for Cord consists of payments for enrollment in the program and processing of umbilical cord blood by customers whose samples have not yet been collected, as well as the pro-rata share of annual storage fees for customers whose samples were stored during the year. Deferred revenue for Rain consists of payments for per inquiry leads that have not yet been delivered or media buys that have not yet been placed.

Valuation of Derivative Instruments

SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” requires that embedded derivative instruments be bifurcated and assessed, along with free-standing derivative instruments such as warrants, on their issuance date and in accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” to determine whether they should be considered a derivative liability and measure at their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option pricing formula. At December 31, 2007, the Company adjusted its derivative liability to its fair value, and reflected the increase in fair value of $4,663,638 in its statement of operations, as a reduction of interest expense.

Revenue Recognition

CBAI recognizes revenue under the provisions of Staff Accounting Bulletin ("SAB") 104 "Revenue Recognition". Cord provides a combination of products and services to customers. This combination arrangement is evaluated under Emerging Issues Task Force (Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables," ("EITF 00-21"). EITF 00-21 addresses certain aspects of accounting for arrangements under multiple revenue generating activities.

Cord recognizes revenue from both enrollment fees and processing fees upon the completion of processing while storage fees are recognized ratably over the contractual storage period.

Rain generates revenue from packaged advertising services, including media buying, on-hold and motor sports advertising campaigns, marketing and advertising production services. Rain's advertising service revenue is recognized when the media ad space is sold and the advertising occurs. Rain's advertising production service revenue is derived through the production of an advertising campaign including, but not limited to, audio and video production, establishment of a target market and the development of an advertising campaign. Rain recognizes revenue generated from packaged advertising services provided to our clients using the "Gross" basis of Emerging Issues Task Force No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent", (“EITF 99-19”).

Rain's revenue recognition policy involves significant judgments and estimates about the ability to collect. We assess the probability of collection based on a number of factors, including past transaction history and/or the creditworthiness of our clients' customers, which is based on current published credit ratings, current events and circumstances regarding the business of our client's customer and other factors that we believe are relevant. If we determine that collection is not reasonably assured, we defer revenue recognition until such time as collection becomes reasonably assured, which is generally upon receipt of cash payment. Rain recognizes revenue generated through per inquiry advertising as the per inquiry leads are delivered to the customer.

Cost of Services

Costs for Cord are incurred as umbilical cord blood is collected. These costs include the transportation of the umbilical cord blood from the hospital to the lab, the labs’ processing fees, and royalties. Cord expenses costs in the period incurred and does not defer any costs of sales. Costs for Rain include commercial productions costs, lead generation costs and media buys.

Advertising

Advertising costs are expensed when incurred. Advertising expense totaled approximately $425,000 and $756,000 for the years ended December 31, 2007 and 2006, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the portion of tax benefits that more likely than not will not be realized. There was a valuation allowance equal to 100% of deferred tax assets as of December 31, 2007.

Accounting for Stock Option Plan

The Company’s share-based employee compensation plans are described in Note 10. On January 1, 2006, the Company adopted SFAS 123(R), “Accounting for Stock-based Compensation (Revised 2004)” (“123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, non-employee directors, and consultants, including employee stock options. SFAS 123(R) supersedes the Company’s previous accounting under APB 25 and SFAS 123, for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued SAB 107 relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

Net Loss Per Share

Net loss per common share is calculated in accordance with SFAS No. 128, Earnings per Share. Basic net loss per share is computed by dividing the net loss by the weighted average common shares outstanding of 141,940,070 and 41,469,655 for the years ended December 31, 2007 and 2006, respectively. Outstanding options to acquire common stock and warrants are not included in the computation of net loss per common share because the effects of inclusion are anti-dilutive.

Concentration of Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet their contractual obligations to be similarly affected by changes in economic or other conditions described below.

Relationships and agreements which could potentially expose the Company to concentrations of credit risk consist of the use of one source for the processing and storage of all umbilical cord blood and one source for the development and maintenance of a website. The Company believes that alternative sources are available for each of these concentrations.

Financial instruments that subject the Company to credit risk could consist of cash balances maintained in excess of federal depositary insurance limits. The Company maintains its cash and cash equivalent balances with high credit quality financial institutions. At times, cash and cash equivalent balances may be in excess of Federal Deposit Insurance Corporation limits. To date, the Company has not experienced any such losses, and believes it is not exposed to any credit risk related to such balances.

Reclassification

Certain numbers in the prior year have been reclassified to conform to the current year’s presentation.

Note 3.

Acquisitions

Acquisition of CorCell

On October 13, 2006, the Company entered into an agreement with CorCell, Inc. under which CBAI started the process of acquiring the CorCell Business of collection, processing and storage of blood taken from umbilical cord after a child is born . On February 28, 2007, the Company completed the acquisition of certain assets from CorCell, Inc., (a Delaware Company) a subsidiary of Vita34 A.G., in exchange for $ 1,878,047 in cash, two promissory notes totaling $462,959 in addition to $300,000 of shares previously issued in 2006, $1,917,394 value paid in common restricted shares of the Company and the assumption of net liabilities in the amount of $1,093,978. The Acquisition related to all rights to possession and custody of all acquired samples owned by CorCell, Inc., and associated with the operations of CorCell, Inc. which is predominantly the current customer base and revenues. The deal also included the purchase of cryogenic freezers and other fixed assets used in this umbilical cord blood samples business.

The purchase price was allocated as follows:

Accounts receivable	$352,234
Fixed assets	224,979
Other current assets	141,258
Customer list	4,935,236
Total purchase price	$5,653,707

Acquisition of the Assets of CureSource, Inc.

On August 20, 2007, CBAI completed the acquisition of certain assets from CureSource, Inc., a South Carolina corporation for the purchase price of $106,500 in cash and $10,000 in stock, or 196,080, unregistered shares of CBAI's common stock (the "Acquisition"). The Acquisition related to the purchase of approximately 340 umbilical cord blood samples, as well as one cryogenic freezer used for the storage of such umbilical cord blood samples. The entire purchase price was allocated to customer contracts and relationships, which are being amortized over 18 years.

Note 4.

Property and Equipment

         At December 31, 2007, property and equipment consist of:

	Useful Life (Years)
Furniture and fixtures	5	$69,477
Computer equipment	3	116,396
Freezer equipment	2	157,303
		343,176
Less accumulated depreciation		(204,806)
		$138,370

For the years ended December 31, 2007 and 2006, depreciation expense totaled $103,332 and $19,669 respectively.

Note 5.

Accrued Expenses

The components of accrued expenses at December 31, 2007 are summarized as follows:

Accrued salaries and benefits	$53,801
Accrued interest and related financing expenses	1,633,199
Other accrued expenses	128,309
Deferred Rent	15,500
$1,830,309

Note 6.

Capital Lease Obligations

Through December 31, 2007, Cord Blood entered into capital leases for computer equipment. The capital leases expire at various dates in 2008 and 2009. Assets under capital lease are capitalized using interest rates appropriate at the inception of the lease. At December 31, 2007 and 2006, these leased assets are included in property and equipment as computer equipment amounting to $13,420 and $13,420 respectively.

Note 7.

Notes and Loans Payable, and Derivative Liabilities

At December 31, 2007, notes and loans payable consist of:

Secured Convertible Debenture payable to Cornell Capital Partners, secured by substantially all of the Company's assets, interest at 10% per annum, principal and interest due on December 23, 2008	$1,534,250
Secured Convertible Debenture payable to Enable Capital, secured by substantially all of the Company's assets, interest at 10% per annum, principal and interest due on December 23, 2008	2,311,250
Promissory Note payable to Strategic Working Capital Fund, L.P., interest at 8% per annum, due August 2, 2008	317,232
0% Convertible Debenture payable to Enable Capital, effective interest rate of 72% per annum (considering the loan discount), repayable in eighteen monthly installments, commencing May, 2008	1,931,105
Secured Original Discount Debenture payable to Shelter Island Opportunity Fund, LLP, interest at 11.25% per annum, 27 equal payments remaining, maturing in March, 2010	2,055,492
2nd Secured Discount Debenture payable to Shelter Island Opportunity Fund, LLP, interest at 11.25% per annum, 4 equal payments remaining, maturing in April, 2008	153,333
Advance on credit card sales	3,050
Convertible Note payable to CorCell, Inc., interest at 8% per annum, repayable in six equal monthly instalments, commencing in December 2007	212,959
Promissory Note payable to CorCell, Inc., interest at 10.5% per annum, due March, 2008	91,776
8,610,447
Less: Unamortized Discount	4,086,914
$4,523,533

Following are the significant terms of the above notes and loans payable:

Cornell

On June 27, 2006, CBAI entered into an agreement with Cornell. The agreement amends certain terms of the SP Agreement, the Registration Rights Agreement and the Pledge and Escrow Agreement entered into on September 9, 2005. Pursuant to the agreement, the following changes were agreed to by both parties. First, the time for CBAI to increase its authorized common stock to 200 million was extended to August 18, 2006. Second, the deadline for CBAI to have the second Registration Statement declared effective by the SEC was extended to September 30, 2006. Third, CBAI waived the Conversion Restriction which restricts Cornell from converting any amounts of the outstanding principal of the Debentures at the Market Conversion Price prior to September 9, 2006. Fourth, in the event that CBAI does not have a sufficient number of authorized shares of Common Stock to issue Conversion Shares upon a conversion of the Debentures, CBAI is thereby authorized to issue to Cornell such number of shares otherwise reserved as Pledge Shares to Cornell and reduce the number of Pledged Shares by the amount of such issuance. The number of shares included in the amended registration statement has been reduced to 55,840,448.

On October 13, 2006, CBAI entered into an agreement with Cornell. The agreement adjusts certain terms as a result of such issuances by the company described below: Secured Convertible Debenture issued on September 9, 2005; Secured Convertible Debenture issued on December 23, 2005; Common Stock Purchase Warrant issued September 9, 2005; Common Stock Purchase Warrant issued September 9, 2005; Common Stock Purchase Warrant issued September 9, 2005; Pursuant to the agreement, the following changes have been agreed to by both parties: The Conversion Price (as defined in the Convertible Debentures) shall be adjusted pursuant to Section 3(c)(iv) of the convertible debentures such that the Conversion Price in effect from this date forward shall be equal to $0.101 per share. The conversion price calculated as a 4% discount based on the stock price remained unchanged. The Warrant Exercise Price and the number of Warrant Shares (each as defined in the warrants) shall be adjusted pursuant to

Section 8(a) of the Warrant such that the Warrant Exercise Price in effect from this date forward shall be equal to $0.101 per share. All other terms and conditions of the referenced agreements remain unchanged. In addition, Cornell converted $25,000 of its Note in exchange for CBAI issuing 299,043 common shares from treasury at a share price of $0.084.

On December 8, 2006, Cornell converted a further $50,000 of its Note in exchange for CBAI issuing 519,751 common shares from treasury at a share price of $0.0962. At December 31, 2006, the outstanding balance on the Note payable to Cornell was $4,925,000.

During 2007, Cornell converted $822,916 of its debt into 13,339,629 shares of common stock of the Company, and was repaid $250,000 in shares of common stock..

Liquidated damages in the amount of $1,227,300 have been accrued for an event of default under the terms of this note, and are recorded as accrued expenses at December 31, 2007.

The conversion feature of these debentures is recorded as a derivative liability under EITF 00-19.  The Black Scholes value of the conversion feature was $284,340 at December 31, 2007.

Warrants issued in connection with these debentures were also considered derivative liabilities, but with the issuance of  FSP 00-19-2, and the sequencing of awards under paragraph 11 of EITF 00-19, these warrants no longer qualified as derivative liabilities, and were reclassified to retained earnings at January 1, 2007.

Strategic

On August 2, 2006, CBAI entered into a Subscription Agreement with Strategic Working Capital Fund, L.P. ("Strategic"). Pursuant to the Subscription Agreement, CBAI (i) issued to Strategic a Promissory Note bearing interest at the rate of 8% with an aggregate principal amount of $285,000 and (ii) delivered 500,000 unregistered shares of its Common Stock (the "Shares") to Strategic. The Promissory Note is due one year from the date of issuance, unless redeemed prior by Strategic but in any event no earlier than the third month following issuance of the note. The Promissory Note also is subject to acceleration upon an event of default, as defined in the Note. Pursuant to the Subscription Agreement, Strategic was granted registration rights for the Shares in the event that CBAI proposes to register any other shares of its common stock.

On December 5, 2006, CBAI issued 1,239,000 restricted common shares in exchange for Strategic providing a three month extension on the promissory note.  As of December 31, 2007 the outstanding balance on the note including accrued and unpaid interest was $317,232.

Advance on Credit Card Sales

On September 5, 2006, Cord received a $93,000 advance on future credit card sales. Repayment terms on this advance call for the 20% capture of certain credit card sales until the sum of $130,200 has been paid. At December 31, 2007, the outstanding principal balance was $3,050.

Convertible Note Payable – Enable

In November 2007, the Company contracted a 0% convertible debenture with Enable Capital for a face amount of $1,931,106, and net proceeds of $1,369,000.  The note is convertible at $0.03 per share or 96% of market price as defined. The Company used $544,000 of the proceeds to pay down its accrued interest to Cornell.  In connection with this convertible note, the Company issued a warrant to purchase 48,277,655 shares of the Company’s common stock at an exercise price of $0.037 per share.  The Company performed an analysis under EITF 00-19, and found that the conversion feature and the related warrants do not qualify as derivative liabilities.  Therefore, the Company applied the provisions of APB 14, EITF 98-5 and 00-27.  $602,361 of the proceeds was allocated to the debt, while $830,717 was allocated to the warrants.    The value of the warrants was established using the Black-Scholes pricing model with the following assumptions: expected life of 5 years; stock volatility of 163%, risk-free interest rate of 3.23%, and no dividend.  With the consideration of the loan discount of $1,328,745, the interest rate is 72%.  In connection with this financing, warrants to purchase 5,833,334 shares of stock were issued to Midtown Partners.  These warrants were valued at $219,175, and were recorded as deferred financing costs.

In November 2007, Enable Capital also assumed $2,311,250 of the note payable to Cornell.

Note Payable - Shelter Island.

In February 2007, as part of the financing for the CorCell acquisition, the Company contracted a note payable in the amount of $2,300,000 with Shelter Island, for proceeds of $2,000,000.  In connection with this note, the Company also issued warrants to purchase 36,000,000 shares of common stock at a price of $0.05 per share.  In connection with this financing, the placement agent was paid $75,000 and was issued warrants to purchase 4,000,000 shares of the Company’s common stock.  The Company also contracted another agreement with Shelter Island, for which it has not yet obtained the proceeds.  In connection with this agreement, the Company has issued warrants to purchase 20,270,270 shares of common stock at $0.037 per share.  The Company conducted an analysis under EITF 00-19, and accounted for the warrants as derivative liabilities.  The total value of warrants was $5,310,142 at the date of issuance, using the Black-Scholes pricing model with the following assumptions: expected life of 5 years; stock volatility of 163%, risk-free interest rate of 3.23%, and no dividend.  $2,000,000 of these warrants were recorded as loan discount, $1,218,653 was recorded as deferred financing costs to be amortized on a straight line basis over the life of the loan, and $2,091,489 was recorded as interest expense, representing the excess of the derivative liability over the amount of the note.

Note Payable - CorCell

In March 2007, the Company contracted a $212,959 note payable with CorCell, in connection with the acquisition of the CorCell business.  In connection with this note, the Company issued warrants to purchase shares of common stock at a price of $0.05 per share.  The Company conducted an analysis under EITF 00-19, and accounted for the warrants as derivative liabilities.  The total value of warrants was $125,401 at the date of issuance, using the Black-Scholes pricing model with the following assumptions: expected life of 5 years; stock volatility of 165%, risk-free interest rate of 5.11%, and no dividend.

The Company recorded a change in value of derivative liability of $4,663,638 for the year ended December 31, 2007, and reclassified $112,502 of derivative liability to equity with respect to the conversion feature of the portion of the convertible note with Cornell that has been converted during the year.

Note 8.

Commitments and Contingencies

Agreements

Progenitor Cell Therapy, LLC

On August 1, 2007, CBAI entered into an agreement with Progenitor Cell Therapy, LLC (“PCT”) for testing, processing and storage of cord blood samples.  As a result of our agreement with PCT we terminated our agreement with Bergen.  The Company believes this transition from Bergen to PCT will provide additional leverage to operating costs and efficiencies while maintaining the highest of quality standards. This agreement expires on June 30, 2012. There is a 90 day written advance for early termination where depending on the party terminating, various clauses to termination apply.

Pharmastem

In March 2004, Cord entered into a Patent License Agreement with the holder of patents utilized in the collection, processing, and storage of umbilical cord blood to settle litigation against Cord for alleged patent infringements. The

Patent License Agreement calls for royalties of 15% of processing and storage revenue, with a minimum royalty of $225 per specimen collected, on all specimens collected after January 1, 2004 until the patents expire in 2010. During the year ended December 31, 2007 and 2006, Cord incurred $89,102 and $211,395 respectively, in royalties to the Patent License Agreement. At December 31, 2007, $246,446 is included in accounts payable and accrued expenses relating to these fees.

Operating Leases

CBAI leases office space, computer software and office equipment which expires at various times through 2012. Commitments for minimum future rental payments, by year and in the aggregate, to be paid under the operating leases as of December 31, 2007, are as follows:

2008	$187,389
2009	184,050
2010	147,968
2011	146,685
2012	140,764
$806,856

The total lease payments are recorded as rent expense on a straight-line basis over the lease periods, resulting in a deferred rent liability of $10,077, which is included in accrued expenses in the accompanying Balance Sheet. Total lease expense for operating leases, including those with terms of less than one year, amounted to approximately $277,282 and $120,527 for the years ended December 31, 2007 and 2006, respectively.

Employment Agreements

On January 1, 2006, CBAI entered into one-year employment agreements with three executive officers, Matthew L. Schissler, Sandra D. Anderson and Noah J. Anderson (the "Executive Agreements"). Pursuant to the Executive Agreements with Matthew L. Schissler, Mr. Schissler serves as Chairman and Chief Executive Officer of CBAI at an annual salary of $150,000 through December 31, 2006. The Executive Agreement entitles Mr. Schissler to receive a net year-end performance bonus of $25,000, which is included in accrued expenses as part of wages payable in the accompanying Balance Sheet, as well as certain other benefits. Mr. Schissler is subject to non-competition and confidentiality requirements. CBAI may terminate Mr. Schissler's Executive Agreement at any time without cause. In such event, no later than the Termination Date specified in the Termination

Notice (both as defined in the Executive Agreement), CBAI shall pay to Mr. Schissler an amount in cash equal to the sum of his Compensation determined as of the date of such Termination Notice through the remaining term of the Executive Agreement.. Although Matthew L. Schissler never signed a renewal to the one year employment agreement, he serves as our Chairman and Chief Executive Officer at an annual salary of $150,000 through December 31, 2007. Mr. Schissler received a management performance bonus from the Rain subsidiary of $36,000, as well as certain other benefits.

Pursuant to the Executive Agreement with Sandra Anderson, Ms. Anderson was serving as Chief Financial Officer of CBAI at an annual salary of $108,000 through December 31, 2006. The Executive Agreement entitled Ms. Anderson to receive a quarterly performance bonus of up to $5,500 as well as certain other benefits. Ms. Anderson is subject to non-competition and confidentiality requirements. CBAI may terminate this Executive Agreement at any time without cause. In such event, not later than the Termination Date specified in the Termination Notice (both as defined in the Executive Agreement, CBAI shall pay to Ms. Anderson an amount in cash equal to the sum of her Compensation for 90 days determined as of the date of such Termination Notice Agreement (as defined in the Executive Agreement). On September 8, 2006 CBAI notified Ms. Anderson of its intention to cancel its contract with her effective September 8, 2006. CBAI satisfied all of its obligations at the termination of this contract.

Pursuant to the Executive Agreement with Noah J. Anderson, Mr. Anderson will serve as Chief Technology Officer of CBAI and President of Family at an annual salary of $108,000 through December 31, 2006. The Executive Agreement entitles Mr. Anderson to receive a quarterly performance bonus of up to 10% of Gross Profit of Family, a year-end bonus of up to 10% of Net Income of Family as well as certain other benefits. Mr. Anderson is subject to non-competition and confidentiality requirements. CBAI may terminate this Executive Agreement at any time without cause. In such event, not later than the Termination Date specified in the Termination Notice (both as defined in the Executive Agreement), CBAI shall pay to Mr. Anderson an amount in cash equal to the sum of his Compensation for 90 days determined as of the date of such Termination Notice Agreement (as defined in the Executive Agreement). On September 8, 2006 CBAI notified Mr. Anderson of its intention to cancel its contract with him effective September 8, 2006. CBAI satisfied all of its obligations at the termination of this contract.

Compensation of the Board of Directors

On January 26, 2006, CBAI's Board of Directors approved a Board Compensation Plan (the “Plan”) effective through 2008. The Plan calls for all Board members (five) to receive shares of the Company’s common stock to be issued as compensation for 2006 and 2007, in an amount equal to $10,000 per year.  Shares issued as compensation for one year of service in 2008 will be based on $10,000 divided by the closing stock price on the last business day of 2007.

Note 9.

Related Party Transactions and Commitments

Advances from Officers

In prior years, the Company received non-interest bearing advances from officers of CBAI. During the year ended December 31, 2007, $44,499 of this advance was repaid and the balance remaining amounted to $684. In addition, on May 11, 2007, Ms. Stephanie Schissler, who is the spouse of the Company's Chief Executive Officer, loaned $121,500 to the Company, to be repaid in 36 equal monthly installments of $3,908. The Company signed a Promissory Note, which carries interest at the rate of 10% per annum. In addition, the Company pledged as security 2,500,000 common shares to be held in treasury until the loan is paid off. At December 31, 2007, the balance remaining on this loan was $100,717.

On June 14, 2007, Ms. Stephanie Schissler loaned a further $76,950 to the Company, to be repaid in 36 equal monthly installments of $2,483. The Company signed a Promissory Note, which carries interest at the rate of 10% per annum. In addition, the Company pledged as security 2,250,000 common shares to be held in treasury until the loan is paid off. At December 31, 2007, the balance remaining on this loan was $65,667.

On June 14, 2007, Mr. Matt Schissler loaned $25,650 to the Company, to be repaid in 36 equal monthly installments of $828. The Company signed a Promissory Note, which carries interest at the rate of 10% per annum. In addition, the Company pledged as security 750,000 common shares to be held in treasury until the loan is paid off. At December 31, 2007, the balance remaining on this loan was $21,887.

Consulting Agreement

On January 1, 2006, CBAI entered into a one-year consulting agreement with Stephanie Schissler, CBAI's former President and Chief Operating Officer. Ms. Schissler is the spouse of the Company's Chief Executive Officer. The agreement entitles Ms. Schissler to a $10,000 per month retainer and stock option incentives for her services in relation to strategic corporate planning and other business related matters. The agreement automatically renews for a second year, unless a 60-day written notice of cancellation is provided by either CBAI or Ms. Schissler.

Note 10.

Stock Option Plan

The Company's Stock Option Plan permits the granting of stock options to its employees, directors, consultants and independent contractors for up to 8.0 million shares of its common stock. The Company believes that such awards encourage employees to remain employed by the Company and also to attract persons of exceptional ability to become employees of the Company.

The Company adopted the provisions of SFAS No. 123R, Share-Based Payment (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and non-employee directors.

The fair value of stock options granted in 2007 was $8,275, based on the following assumptions:

2007
Risk-free interest rate	4.68%
Expected life	6 years
Dividend yield	0.00%
Volatility	276.80%

The Company’s computation of expected volatility is based on the historical daily volatility of its publicly traded stock. For option grants issued during the year ended December 31, 2007 and 2006, the Company used a calculated volatility for each grant. The Company’s computation of expected life were estimated using the simplified method provided for under Staff Accounting Bulletin 107 (“SAB 107”), which averages the contractual term of the Company’s options of ten years with the average vesting term of three years for an average of six years. In December 2007, Staff Accounting Bulletin 110 (“SAB 110”) was released which permits the continued use of the simplified method when a Company is unable to rely on the historical exercise data. Since the Company is still in its relatively early stages, it will continue with the simplified method. The dividend yield assumption of zero is based upon the fact the Company has never paid cash dividends and presently has no intention of paying cash dividends. The risk-free interest rate used for each grant is equal to the U.S. Treasury rates in effect at the time of the grant for instruments with a similar expected life.

The estimated fair value of our stock-based awards, less expected forfeitures, is amortized over the awards’ vesting period. Options granted since 2005 are either vested immediately or had a one year vesting period.

The following table summarizes stock option activity for the years ended December 31, 2007 and 2006:

		Weighted Average
	Option Shares	Exercise Price per Share	Contractual Remaining Life, in Years
Outstanding at January 1, 2006	6,639,189	$0.28
Granted	-
Exercised	-
Expired/Forfeited	(1,178,000)	0.24

Outstanding at December 31, 2006	4,423,189	0.29
Granted	90,000	0.10
Exercised	-
Expired/Forfeited	(121,668)	0.24

Outstanding at December 31, 2007	5,461,189	$0.28	7.0

Exercisable at December 31, 2007	4,391,521	$0.29	5.4

No amounts relating to employee stock-based compensation have been capitalized. Under provisions of SFAS 123(R), the Company recorded $9,000 and $251,000 of employee stock-based compensation for the years ended December 31, 2007 and 2006, respectively.

As of December 31, 2007, there was $35,000 of unrecognized compensation expense related to options for which service has not yet been rendered.

Note 11.

Warrant Agreements

CBAI issued 111,464,592 warrants during the year ending December 31, 2007 in connection with its financings.

The following table summarizes the warrants outstanding and exercisable at December 31, 2007:

WARRANTS OUTSTANDING & EXERCISABLE	WEIGHTED EXERCISE PRICE	MATURITY DATE
1,000,000	$0.1875	9/16/2009
14,285,000	$0.101	9/9/2010
8,285,000	$0.101	9/9/2010
40,000,000	$0.101	2/14/2012
71,464,592	$0.037	11/26/2012
135,034,592	$0.068

Note 12.

Income Taxes

The Company has loss carryforwards that it can use to offset a certain amount of taxable income in the future. The loss carryforwards are subject to significant limitations due to change in ownership. The Company is currently analyzing its amount of loss carryforwards, but has recorded a valuation allowance for the entire benefit due to the uncertainty of its realization.

Note 13.

Stockholders’ Deficit

Common Stock

As of December 31, 2007 CBAI had 195,558,923 shares of Common Stock outstanding. An additional 7,266,667 treasury shares have been issued in 2007, resulting in a total of 46,266,667 shares issued and remaining in the Company’s treasury.

Note 14.

Discontinued Operations

On September 5, 2006, the Company entered into a Stock Purchase Agreement (the “Anderson Agreement”) with Noah Anderson, the President of Family Marketing, Inc., a wholly-owned subsidiary of the Company (“Family”), and Chief Technology Officer of the Company. Mr. Anderson also is the spouse of Ms. Anderson, the Company’s former Chief Financial Officer. Pursuant to the Anderson Agreement, the Company sold all assets and liabilities of Family to Mr. Anderson, in exchange for a credit of $82,500 in Family’s outstanding receivables carried by Cord Partners, Inc., and cancellation of $32,500 in severance compensation.

The Company follows the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No.144"), related to the accounting and reporting for segments of a business to be disposed of. In accordance with SFAS No. 144, the definition of discontinued operations includes components of an entity whose cash flows are clearly identifiable.

Following is a summary of the discontinued results of operations and the loss on sale of Family for the years ended December 31, 2006:

	Year Ended
	December 31,
	2007	2006
Revenue	$--	$558,260
Cost of services	--	135,240
Operating Expenses	--	340,520
Net Income (Loss) from Discontinued Operations	--	82,500
Loss on Sale of Discontinued Operations	--	(125,830)
Loss from Discontinued Operations	$--	$(43,330)

Note 15.

Segment Reporting

SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," requires that public business enterprises report financial and descriptive information about its reportable operating segments. CBAI has three operating segments. Cord generates revenues related to the processing and preservation of umbilical cord blood. Rain generates revenues related to television and radio advertising. Family generated revenues related to internet advertising. (see Note 14, Discontinued Operations). All of its long-lived assets are located in, and substantially all of its revenues are generated from within, the United

States of America. The table below presents certain financial information by business segment for the year ended December 31, 2007:

		Adipose/	Radio/
	Umbilical	Peripheral	Television	Segments	Consolidated
	Cord Blood	Blood	Advertising	Total	Total
Revenue from External Customers	$3,144,639	-	$2,666,628	$5,811,267	$5,811,267
Interest Expense	2,083,255	-	-	2,083,255	2,083,255
Depreciation and Amortization	521,856	-	-	521,856	521,856
Segment Income (Loss)	(5,822,825)	-	171,179	(5,944,004)	(5,944,004)
Segment Assets	$6,722,198	-	$11,203	$6,733,401	$6,733,401

The table below presents certain financial information by business segment for the year ended December 31, 2006:

		Adipose/	Radio/
	Umbilical	Peripheral	Television	Segments	Consolidated
	Cord Blood	Blood	Advertising	Total	Total
Revenue from External Customers	$1,136,549	-	$2,191,787	$3,328,336	$3,328,336
Interest Expense	2,111,686	-	819	2,112,505	2,112,505
Depreciation and Amortization	39,720	-	32	39,752	39,752
Segment Income (Loss)	(5,723,479)	(61,429)	139,506	(5,645,402)	(5,645,402)
Segment Assets	$631,710	96	$99,527	$731,333	$731,333

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$27.12
Legal Fees and Expenses	$35,000
Accounting Fees and Expenses	$5,000
Total	$40,27.12

Item 14.

Indemnification of Directors and Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15.

Recent Sales of Unregistered Securities

During the past three years the Company has had the following unregistered sales of its securities:

2008

On April 2008, 1,162,917 shares of common of the Company were issued to 3 individuals for legal, marketing and debt consulting services the total value of the shares issued was $15,800

In April 2008, 1,764,705 shares of common of the Company were issued to the Board of Directors for a total cash value of $30,000; and

In May 2008, an aggregate of 5,332,900 shares of common stock were issued to an individual in connection with the individual providing financing to the Company.

On June 27, 2008, we entered into a Securities Purchase Agreement with Tangiers Investors, LP. Pursuant to the Securities Purchase Agreement we issued Tangiers 17,021,277 shares of our common stock as a commitment fee equal to $160,000.

2007

During the nine months ended September 30, 2007, we issued a total of 324,324 shares to its directors as compensation. The total cash value of the stock on the date of issuance was $42,162.

On February 23, 2007 we issued 750,000 shares in exchange for finders fees related to the financing arranged with Shelter.  In March 2008, the Company offered the warrant holders to reduce the conversion price to $0.0086 per share, if exercised in March or April  2008. Warrant holders exercised warrants and purchased 9,272,000 shares at $0.0086.

On February 14, 2007, we entered into a Securities Purchase Agreement with Shelter Island Opportunity Fund whereby the Company issued 1,000,000 deposit shares in exchange for financing a Debenture of $2.3 million, used to purchase the CorCell business.

In March 2007, we issued a $212,959 note payable to CorCell, in connection with the acquisition of the CorCell business.  In connection with this note, we issued warrants to purchase shares of common stock at a price of $0.05 per share.  The total value of warrants were $125,401 at the date of issuance, using the Black-Scholes pricing model with the following assumptions: expected life of 5 years; stock volatility of 165%, risk-free interest rate of 5.11%, and no dividend.

On May 21, 2007, we entered into a placement agent agreement with RHK Midtown Partners, LLC, for providing financial consulting services, at a value of $150,000, in exchange for the issuance of 1,875,000 common shares of the Company.

On May 21, 2007,we signed an exclusive Consulting Agreement with Fuselier & Associates 1, L.P., whereby the consultant will negotiate creditor claims and attempt to effect settlements of these claims (currently in Accounts Payable on the Company’s Balance Sheet). In exchange, the we issued 15,000,000 restricted common shares with a value of $1,200,000. Creditor claims that go unassigned to the consultant will result in a share reduction equivalent to a set formula, as outlined in the Agreement, on file with the SEC. On July 23, 2007, we signed an amendment to this Agreement, issuing an additional 871,945 common shares.

On June 20, 2007, we issued 2,000,000 unregistered common shares to Bergen Community Regional Blood Center in consideration for extending the credit terms on its outstanding balance in accounts payable. The value of the shares was $100,000 on the date of issuance ($.05) per share.

On July 31, 2007 and August 31, 2007, we issued 969,400 and 1,473,429 restricted common shares to Independent Blue Cross in exchange for a total cash consideration of $129,786 as an investment in our Company.

On November 26, 2007, we entered into a Securities Purchase Agreement pursuant to which we issued and sold an aggregate of $1,931,106.20 principal amount of 0% Senior Convertible Notes to accredited investors in a private placement. The Notes were sold at a 20% discount. A portion of the principal amount of the Notes in the amount of $680,000 was paid by the purchasers by converting $544,000 in interest we owed on outstanding notes. We received gross proceeds of approximately $1,000,000.  As part of the transaction, the purchasers were also issued warrants to purchase 48,277,655 shares of our Common Stock, $0.0001 par value per share, at the exercise price of $0.037 per share. The Notes are due on November 26, 2009. The initial conversion price of the Notes is $0.03 per share.

In connection with the transaction, the Company paid placement agent fees in the amount of $90,000.   In addition, we issued the placement agents, including their employees and affiliates, 5,833,332 warrants to purchase our common stock. The Broker Warrants have the same terms as the warrants described above, except that, 2,916,667 of the Broker Warrants have an exercise price of $0.03.

On November 26, 2007 we  issued Shelter Island  warrants to purchase 20,270,270 shares of the company’s Common Stock at a purchase price of $0.037 per share.  The Shelter Island warrants may be exercised any time until November 31, 2012.   This was for a $1 million debt line we signed with them on the same date.

The Company has also granted Shelter Island a put option to which Shelter Island can sell the shares issued to Shelter Island back to the Company for the product of (i) the aggregate of all advances made (whether or not they are then outstanding) by Shelter Island to Corcell under the Debenture, and (ii) 60.00% (or, on a per put share basis, such product divided by the total number of put shares) at any time during the earlier to occur of the following put option exercise periods: (a) the ten business day period commencing on the first anniversary of the closing date, or (b) the ten business day period commencing on the date which is nine months after the date that the registration statement for the registration of the issued shares is declared effective by the Securities and Exchange Commission.

2006

On August 2, 2006, we entered into a Subscription Agreement with Strategic Working Capital Fund, L.P. ("Strategic"). Pursuant to the Subscription Agreement, CBAI (i) issued to Strategic a Promissory Note bearing interest at the rate of 8% with an aggregate principal amount of $285,000 and (ii) delivered 500,000 unregistered shares of its Common Stock (the "Shares") to Strategic. The Promissory Note is due one year from the date of issuance, unless redeemed prior by Strategic but in any event no earlier than the third month following issuance of the note. The Promissory Note also is subject to acceleration upon an event of default, as defined in the Note. Pursuant to the Subscription Agreement, Strategic was granted registration rights for the Shares in the event that CBAI proposes to register any other shares of its common stock.

On December 5, 2006, we issued 1,239,000 restricted common shares in exchange for Strategic providing a three month extension on the promissory note.  As of December 31, 2007 the outstanding balance on the note including accrued and unpaid interest was $317,232.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16.

Exhibits

EXHIBIT	DESCRIPTION
2.0	Form of Common Stock Share Certificate of Cord Blood America, Inc. (1)
3.0	Amended and Restated Articles of Incorporation of Cord Blood American, Inc. (1)
3.1	Amended and Restated Bylaws of Cord Blood America, Inc. (1)
5.1	Opinion of Legal Counsel (31) To be filed herewith upon prior to effectiveness
10.0	Patent License Agreement dated as of January 1, 2004 between PharmaStem Therapeutics, Inc. and Cord Partners, Inc. (2)
10.1	Web Development and Maintenance Agreement dated March 18, 2004 by and between Gecko Media, Inc. and Cord Partners, Inc. (1)
10.2	Stock Option Agreement dated April 29, 2004 by and between Cord Blood America, Inc. and Matthew L. Schissler (1)
10.3	Stock Option Agreement dated April 29, 2004 by and between Cord Blood America, Inc. and Joseph R. Vicente (1)
10.4	Stock Option Agreement dated April 29, 2004 by and between Cord Blood America, Inc. and Gecko Media, Inc. (1)
10.5	License Agreement by and between Cord Partners, Inc. and Premier Office Centers, LLC (2)
10.6	Purchase and Sale of Future Receivables Agreement between AdvanceMe, Inc. and Cord Partners, Inc. (2)
10.7	Promissory Note dated August 12, 2004 made by Cord Blood America, Inc. to the order of Thomas R. Walkey (2)
10.8	Loan Agreement dated September 17, 2004 by and between Cord Blood America, Inc. and Thomas R. Walkey (3)
10.9	Promissory Note dated January 17, 2005 made by CBA Professional Services, Inc. to the order of Joseph R. Vicente (4)
10.10	Exchange Agreement dated February 28, 2005 by and between Cord Blood America, Inc. and Career Channel, Inc. (5)
10.10	Standby Equity Distribution Agreement dated March 22, 2004 between Cornell Capital Partners, LP and Cord Blood America, Inc. (6)
10.12	Placement Agent Agreement dated March 22, 2005 between Newbridge Securities Corporation, Cornell Capital Partners, LP and Cord Blood America, Inc. (6)
10.13	Registration Rights Agreement dated March 22, 2004 between Cornell Capital Partners, LP and Cord Blood America, Inc. (6)
10.14	Escrow Agreement dated March 22, 2004 between Cord Blood America, Inc., Cornell Capital Partners, LP and David Gonzalez, Esq. (6)
10.15	Promissory Note to Cornell Capital Partners for $350,000 (7)
10.16	Warrant for 1,000,000 shares of common stock to Cornell Capital Partners (7)
10.17	Pledge and Escrow Agreement with Cornell Capital Partners (7)
10.18	Exchange Agreement with Family Marketing Inc. (8)
10.19	Amended and Restated Promissory Note with Cornell Capital Partners for $600,000 (9)
10.20	Amendment Agreement to a Promissory Note with Cornell Capital Partners (10)
10.21	Promissory Note to Cornell Capital Partners for $500,000 (11)
10.22	Warrant to Purchase Common Stock by Cornell Capital Partners (12)
10.23	Security Agreement between Family Marketing Inc. and Cornell Capital Partners (12)
10.24	Security Agreement between Career Channel Inc. and Cornell Capital Partners (12)
10.25	Security Agreement between CBA Professional Services Inc. and Cornell Capital Partners (12)
10.26	Security Agreement between CBA Properties Inc. and Cornell Capital Partners (12)
10.27	Security Agreement between Cord Blood America Inc. and Cornell Capital Partners (12)
10.28	Security Agreement between Cord Partners Inc. and Cornell Capital Partners (12)
10.29	Pledge and Escrow Agreement by Cord Blood America, Inc, Cornell Capital Partners, and David Gonzalez, Esq. (12)
10.30	Insider Pledge and Escrow Agreement by Cornell Capital Partners, Cord Blood America, Inc., Matthew L. Schissler, and David Gonzalez, Esq. (12)
10.31	Investor Registration Rights Agreement between Cord Blood America, Inc. and Cornell Capital Partners (12)
10.32	Securities Purchase Agreement between Cord Blood America, Inc. and Cornell Capital Partners (12)
10.33	Warrant to Purchase Common Stock by Cornell Capital Partners (12)
10.34	Secured Convertible Debenture issued by Cord Blood America, Inc. to Cornell Capital Partners (12)

10.35	Secured Convertible Debenture issued by Cord Blood America, Inc. to Cornell Capital Partners (13)
10.36	Amended and Restated Secured Convertible Debenture issued by Cord Blood America, Inc. to Cornell Capital Partners (13)
10.37	Termination Agreement between Cord Blood America, Inc. to Cornell Capital Partners (13)
10.38	Employment Agreement dated January 1, 2006 by and between Cord Blood America, Inc. and Matthew L. Schissler (14)
10.39	Consulting Agreement dated January 1, 2006 by and between Cord Blood America, Inc. and Stephanie Schissler (14)
10.40	Stock Option Schedule dated January 1, 2006 by and between Cord Blood America, Inc. and Stephanie Schissler (14)
10.41	Asset Purchase Agreement between Cord Partners, Inc. and Cryobank for Oncologic and Reproductive Donors, Inc. (15)
10.42	Board Compensation Plan (16)
10.42	Web Development and Maintenance Agreement with Gecko Media, Inc. (17)
10.43	Investment Banking Agreement with Kings Pointe Capital, Inc. (18)
10.44	Investment Banking Agreement with FAE Holdings, Inc. (18)
10.45	Investment Banking Agreement with First SB Partners, Inc. (18)
10.46	Agreement with Cornell Capital Partners, LP (19)
10.47	Subscription Agreement with Strategic Working Capital Fund, L.P. (20)
10.48	Promissory Note for the Benefit of Strategic Working Capital Fund, L.P. (20)
10.49	Funds Escrow Agreement with Strategic Working Capital Fund, L.P. (20)
10.50	Severance Agreement, dated September 8, 2006, between the Company and Sandra Anderson (21)
10.51	Stock Purchase Agreement, dated September 5, 2006, between the Company and Noah Anderson (21)
10.52	Asset Purchase Agreement, executed October 13, 2006, between the Company and CorCell, Inc. (22)
10.53	Stock Purchase Agreement, executed October 13, 2006, between the Company and Independence Blue Cross (22)
10.54	Existing Samples Purchase Agreement, executed October 13, 2006, between the Company and Independence Blue Cross (22)
10.55	Registration Rights Agreement, executed October 13, 2006, between the Company and Independence Blue Cross (22)
10.56	Existing Samples Purchase Agreement, executed October 13, 2006, between the Company and CorCell, Inc. (22)
10.57	Bill of Sale, executed October 13, 2006, between the Company and CorCell, Inc. (22)
10.58	Assumption Agreement, executed October 13, 2006, between the Company and CorCell, Inc. (22)
10.59	Trademark Assignment, executed October 13, 2006, between the Company and CorCell, Inc. (22)
10.60	Non-Competition Agreement, executed October 13, 2006, between the Company and CoCell, Inc. (22)
10.61	Office Sublease, executed October 13, 2006, between the Company and CoCell, Inc. (22)
10.62	Employment Agreement Assignment, executed October 13, 2006, between the Company and Bruce Ditnes (22)
10.63	Employment Agreement Assignment, executed October 13, 2006, between the Company and Jill Hutt (22)
10.64	Employment Agreement Assignment, executed October 13, 2006, between the Company and Antonia Lafferty (22)
10.65	Employment Agreement Assignment, executed October 13, 2006, between the Company and Marcia Laleman (22)
10.66	Employment Agreement Assignment, executed October 13, 2006, between the Company and Marion Malone (22)
10.67	Employment Agreement Assignment, executed October 13, 2006, between the Company and George Venianakis (22)
10.68	Technology License Agreement, executed October 13, 2006, between the Company and Vita34AG (22)
10.69	Agreement by and between Cord Blood America, Inc and Cornell Capital Partners, LP executed October 13, 2006 (23)
10.70	Promissory Note dated October 23, 2006 between the Company and Bergen Regional Community Blood Services (24)
10.71	Stock Pledge, Escrow and Security Agreement dated October 23, 2006 for the benefit Bergen Regional Community Blood Services (25)
10.72	Placement Agency Agreement ,dated December 18, 2006, by and between the Company and Stonegate Securities, Inc. (26)
10.73	Consulting Agreement dated June 1, 2007, by and between Cord Blood America, Inc. and Midtown Partners & Co., LLC (27)

10.74	Exclusive Consulting Agreement, dated May 21, 2007, by and between Cord Blood America, Inc. and Jean R. Fuselier, Sr. (27)
10.75	Exclusive Consulting Agreement, dated May 21, 2007, by and between Fuselier Holding, LLC and Cord Blood America, Inc. (27)
10.76	Promissory Note in the amount of $121,500 to Stephanie Schissler (28)
10.77	Promissory Note in the amount of $76,950 to Stephanie Schissler (28)
10.78	Promissory Note in the amount of $25,650 to Matthew L. Schissler (28)
10.79	Pledge Agreement, dated September 28, 2007, between Cord Blood America, Inc., and Stephanie Schissler, relating to note in the amount of $121,500 (28)
10.80	Pledge Agreement, dated September 28, 2007, between Cord Blood America, Inc., and Stephanie Schissler, relating to note in the amount of $76,950 (28)
10.81	Pledge Agreement, dated September 28, 2007, between Cord Blood America, Inc., and Matthew L. Schissler (28)
10.82	Asset Purchase Agreement, dated August 20, 2007, among Cord Partners, Inc., Cord Blood America, Inc., and CureSource, Inc. (29)
10.83	Form of Senior Convertible Note (30)
10.84	Form of Warrant to Purchase Common Stock (30)
10.85	Secured Original Issue Discount Debenture, by CorCell (30)
10.86	Common Stock Purchase Warrant, dated November 26, 2007, by Cord Blood America, Inc. (30)
10.87	Securities Purchase Agreement, dated November 26, 2007, by and among Cord Blood America, Inc., Enable Growth Partners LP, and the other Purchasers (30)
10.88	Security Agreement, dated November 26, 2007, among Cord Blood American, Inc. and the Purchasers (30)
10.89	Registration Rights Agreement, dated November 26, 2007, among Cord Blood America, Inc. and the Purchasers (30)
10.90

Second Amendment, dated November 26, 2007, to the Securities Purchase Agreement, dated as of February 14, 2007, as amended by the First Amendment, dated as of April 9, 2007, by and among CorCell, Cord B lood America, Inc., and Shelter Island (30)

10.91	CorCell Security Agreement, dated as of November 26, 2007, by and between Cord Blood America, Inc., and Shelter Island (30)
10.92	Put Option Agreement, dated as of November 26, 2007, by and between Cord Blood America, Inc. and Shelter Island (30)
10.93	Subordination Agreement, dated November 26, 2007, by and between Cord Blood America, Inc., CorCell, Career Channel, Inc., the Purchasers and Shelter Island (30)
10.94	Manufacturing Support Services Agreement, dated August 1, 2007, by and between Cord Blood American, Inc. and Progenitor Cell Therapy, LLC (31)
10.95	Form of Sublease, dated October 1, 2006, by and between CorCell, Inc. and Cord Blood America, Inc. (31)
10.96	Securities Purchase Agreement between the Company and Tangiers dated June 27, 2008 (32)
10.97	Registration Rights Agreement between the Company and Tangiers dated June 27, 2008 (32)
Waiver Letter, dated May 22, 2008, by and among the Company and Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC, ena.(33)

Fourth Amendment to Securities Purchase Agreement, dated June 3, 2008, by and among CorCell, Ltd., the Company, Career Channel, Inc., a Florida corporation d/b/a Rainmakers International, and Shelter Island Opportunity Fund, LLC(33)

Form of Common Stock Purchase Warrant to Purchase Shares of Common Stock of the Company(33)
Form of Lock-Up Agreement.(33)
21	List of Subsidiaries (34)
23.1	Consent of Rose, Snyder & Jacobs
23.2	Consent of Legal Counsel (included in Exhibit 5.1)
31.1	Certification of the registrant’s Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (Filed Herewith)
32.1

Certification of the Company’s Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Filed Herewith)

(1) Filed as an exhibit to Registration Statement on Form 10-SB filed on May 6, 2004.

(2) Filed as an exhibit to Amendment No. 1 to Form 10-SB filed on August 23, 2004.

(3) Filed as an exhibit to Amendment No. 2 to Registration Statement on Form 10-SB filed on October 6, 2004.

(4) Filed as an exhibit to Current Report on Form 8-K filed on January 17, 2005.

(5) Filed as an exhibit to Current Report on Form 8-K filed on March 1, 2005.

(6) Filed as an exhibit to Current Report on Form 8-K filed on March 28, 2005.

(7) Filed as an exhibit to Current Report on Form 8-K filed on May 2, 2005.

(8) Filed as an exhibit to Current Report on Form 8-K filed on May 3, 2005.

(9) Filed as an exhibit to Current Report on Form 8-K filed on June 24, 2005.

(10) Filed as an exhibit to Current Report on Form 8-K filed on July 7, 2005.

(11) Filed as an exhibit to Current Report on Form 8-K filed on July 21, 2005.

(12) Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005.

(13) Filed as an exhibit to Current Report on Form 8-K filed on December 23, 2005.

(14) Filed as an exhibit to Current Report on Form 8-K filed on January 6, 2006.

(15) Filed as an exhibit to Current Report on Form 8-K filed on January 18, 2006.

(16) Filed as an exhibit to Current Report on Form 8-K filed on February 8, 2006.

(17) Filed as an exhibit to Current Report on Form 8-K filed on May 5, 2006.

(18) Filed as an exhibit to Current Report on Form 8-K filed on June 1, 2006.

(19) Filed as an exhibit to Current Report on Form 8-K filed on June 29, 2006.

(20) Filed as an exhibit to Current Report on Form 8-K filed on August 2, 2006.

(21) Filed as an exhibit to Current Report on Form 8-K filed on September 11, 2006.

(22) Filed as an exhibit to Current Report on Form 8-K filed on October 13, 2006.

(23) Filed as an exhibit to Current Report on Form 8-K filed on October 17, 2006.

(24) Filed as an exhibit to Current Report on Form 8-K filed on October 27, 2006.

(25) Filed as an exhibit to Current Report on Form 8-K filed on October 23, 2006.

(26) Filed as an exhibit to Current Report on Form 8-K filed on December 29, 2006.

(27) Filed as an exhibit to Current Report on Form 8-K filed on June 6, 2007.

(28) Filed as an exhibit to Current Report on Form 8-K filed on October 3, 2007.

(29) Filed as an exhibit to Current Report on Form 8-K filed on August 21, 2007.

(30) Filed as an exhibit to Current Report on Form 8-K filed on November 30, 2007.

(31) Filed as an exhibit to Registration Statement on Form SB-2 filed on December 28, 2007.

(32) Filed as an exhibit to Current Report on Form 8-K filed on July 3, 2008.

(33) Filed as an exhibit to Current Report on Form 8-K filed on June 3, 2008.

(34) Filed as an exhibit to Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 filed on January 25, 2008.

 Item 17.

Undertakings

(A)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 5th day of September 2008.

CORD BLOOD AMERICA, INC.

Date September 5, 2008	By:	/s/ Matthew L. Schissler
Matthew L. Schissler
Chief Executive Officer, Principal Executive Officer, Principal Accounting Officer and Chairman of the Board

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Matthew Schissler as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Matthew L. Schissler	Chairman of the Board and Chief Executive Officer	September 5, 2008
Matthew L. Schissler

/s/ Joseph Vicente	Director	September 5, 2008
Joseph Vicente

/s/ Timothy McGrath	Director	September 5, 2008
Timothy McGrath

/s/ Rick Neeson	Director	September 5, 2008
Rick Neeson